UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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REGENXBIO Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGENXBIO Inc.

9804 Medical Center Drive

Rockville, MD 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on May 29, 2026, at 9:00 a.m. local time at the Company’s offices located at 9804 Medical Center Drive, Rockville, Maryland 20850 for the following purposes:

1.
To elect Jean Bennett, M.D., Ph.D., A.N. “Jerry” Karabelas, Ph.D., and Daniel Tassé, to serve as Class II directors until the 2029 annual meeting of stockholders;
2.
To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the year ending December 31, 2026;
3.
To hold an advisory vote on the compensation paid to the Company’s named executive officers;
4.
To approve a stock option exchange for our non-executive employees;
5.
To approve a stock option exchange for our executive employees; and
6.
To transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 1, 2026 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection at the Company’s offices in Rockville, Maryland at the Annual Meeting and during normal business hours for a period of 10 days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Instructions for voting are described in the Company’s proxy statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials and proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 29, 2026:

The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 are available at www.proxyvote.com.

By Order of the Board of Directors,

Curran Simpson President and Chief Executive Officer

Rockville, Maryland April 14, 2026

This Proxy Statement is first being mailed to the stockholders of the Company on or about April 14, 2026.

i

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, MD 20850

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., which will be held on May 29, 2026, at 9:00 a.m. local time at the Company’s offices located at 9804 Medical Center Drive, Rockville, Maryland 20850.

When this Proxy Statement refers to “REGENXBIO,” the “Company,” “we,” “us” or “our,” it is referring to REGENXBIO Inc.

We are making this Proxy Statement and our Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 (the “Annual Report”) available to stockholders at www.proxyvote.com. On or about April 14, 2026, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review this Proxy Statement and the Annual Report. The Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Voting Overview and Vote Recommendations of the Board - Items of Business

Election of Directors: Please vote “For” each nominee (page 6)

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Director nominees have the right mix of experience, qualifications and skills and represent a mix of diverse experience, background and thought to contribute to our strategy and to the Board’s ability to perform its duties.
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All of our directors are independent, except for Curran Simpson, our President and CEO and Kenneth T. Mills, our Chairman of the Board and prior President and CEO.

Ratification of Appointment of Independent Registered Public Accounting Firm: Please vote “For” (page 22)

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PricewaterhouseCoopers LLP (“PwC”) is an independent accounting firm with the breadth of expertise and knowledge necessary to effectively audit our business.
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PwC has served as our independent registered public accounting firm since 2015.

Advisory Vote on Executive Compensation: Please vote “For” (page 25)

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Independent oversight by the Compensation Committee with the assistance of an independent external consultant.
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Executive compensation targets are determined based on an annual peer group review and annual analysis of all elements of executive compensation for each executive.

Approve a Stock Option Exchange for Our Non-Executive Employees: Please vote “For” (page 39)

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Allow eligible employees (excluding executives and directors) to voluntarily surrender underwater stock options in exchange for a smaller number of replacement options with an exercise price set at the current fair market value of the Company’s stock.

Approve a Stock Option Exchange for Our Executive Employees: Please vote “For” (page 46)

•
Allow eligible executive employees (excluding all non-employee directors) to voluntarily surrender underwater stock options in exchange for a smaller number of replacement options with an exercise price set at the current fair market value of the Company’s stock.

About REGENXBIO

We are a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. Our investigational gene therapies are designed to deliver functional genes to address genetic defects in cells, enabling the production of therapeutic proteins or antibodies that are intended to impact disease. Through a single administration, gene therapy could potentially alter the course of disease significantly and deliver improved patient outcomes with long-lasting effects.

Business Highlights

In 2025, we made significant progress toward our clinical development and business objectives, including the following achievements:

ABBV-RGX-314 for the Treatment of wet AMD and DR under the eyecare collaboration with AbbVie

We completed enrollment of more than 1,200 participants in the ABBV-RGX-314 ATMOSPHERE® and ASCENT® pivotal trials for the treatment of Wet AMD using subretinal delivery.

We are activating U.S. clinical sites in the pivotal Phase IIb/III NAAVIGATE study for surabgene lomparvovec in diabetic retinopathy to support our continued collaboration with AbbVie.

We announced the completion of enrollment in the Phase II AAVIATE® trial Sura-vec for the treatment of Wet AMD with suprachoroidal delivery.

RGX-202 for the Treatment of Duchenne Muscular Dystrophy (“Duchenne”)

We delivered on RGX-202 milestones including pivotal trial enrollment completion and announcing strength and functional assessment data for the pivotal dose level and additional Phase I/II safety, biomarker and functional data.

RGX-121 for the Treatment of Mucopolysaccharidosis Type II (“MPS II”)

In May 2025, U.S. Food and Drug Administration ("FDA") granted priority review of the Biologics License Application ("BLA") seeking accelerated approval for clemidsogene lanparvovec for MPS II with a Prescription Drug User Fee Act target action date of November 9, 2025 that was later revised to February 8, 2026.

In January 2026, the FDA placed the RGX-121 program on clinical hold in relation to a serious adverse event in a patient treated in the Phase I/II trial of RGX-111. The FDA cited the similarities in products, study populations, and shared risk between the clinical studies. In February 2026, the FDA issued a Complete Response Letter ("CRL") for the RGX-121 BLA. We are in the process of addressing both the clinical hold and developing CRL responses.

Partnership Expansion and Non-Dilutive Financing

In January 2025, we announced a strategic partnership with Nippon Shinyaku Co., Ltd. ("Nippon Shinyaku") to develop and commercialize RGX-121 and RGX-111 for the treatment of MPS II and MPS I, respectively, in the United States and Asia, with a $110.0 million upfront payment received under the collaboration in March 2025.

In May 2025, we closed a non-dilutive, limited recourse royalty bond agreement of up to $250 million with Healthcare Royalty. Per the agreement, we received $150 million at closing and are eligible to receive an additional $100 million in two separate $50 million tranches.

In August 2025, we executed an amendment to the September 10, 2021 collaboration and license agreement with AbbVie. The amendment includes an updated milestone structure for the diabetic retinopathy program, under the terms of which AbbVie will pay us $100 million upon first subject dosed in the Phase IIb/III trial and an additional $100 million upon first subject dosed in a second Phase III clinical trial. We will pay for all costs for Phase IIb of the Phase IIb/III trial.

Financial Strength	We ended 2025 with $240.9 million in cash, cash equivalents and marketable securities.

Corporate Governance Highlights

Our commitment to effective corporate governance is illustrated by the following practices:

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Our Board actively oversees and approves our corporate strategy.
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Our Board and Board committee agendas are structured to engage our directors in informed reviews of strategic and forward-looking issues.

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Our Board reviews our enterprise-level risks and risk management practices.
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The charters of the Board committees clearly establish the committees’ respective roles and responsibilities.
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Our Board committees are fully independent.
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We have a strong, independent, clearly defined lead independent director role with meaningful governance duties.
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Our independent directors actively engage in Board meetings, have direct access to management, and have discretion to hire independent advisors at the Company’s expense.

Sustainability Highlights

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Our Board has a long-standing commitment to corporate responsibility.
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We are committed to remaining cognizant of our impact on the wider environment in which we operate including Company initiatives designed to improve manufacturing yields and measuring baseline emissions to identify opportunities to reduce waste.
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We are committed to providing equal opportunity in all aspects of employment.
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Our Board believes that gender, racial and ethnic diversity are important in providing diverse viewpoints. Our commitment to that belief is reflected in the composition of our Board, which includes three women among its five most recent additions.

Investor Engagement in 2025

Throughout 2025, including following our 2025 annual meeting, our leadership team engaged with our top 25 stockholders, which collectively hold approximately 68% of our outstanding common stock. Topics of discussion included the progress of our clinical trials, our business strategy, our financial performance, strategic initiatives and our corporate guidance. We also provided stockholders an overview of the overall state of the gene therapy industry.

PROPOSAL 1:

ELECTION OF DIRECTORS

Under our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws ("the Bylaws"), the Board is divided into three classes of roughly equal size. The members of each class are elected to serve a three-year term with the term of office of each of the three classes ending in successive years. Pursuant to our Bylaws, the Board has fixed the current number of directors at 10. Jean Bennett, M.D., Ph.D., A.N. “Jerry” Karabelas, Ph.D., and Daniel Tassé, are the three Class II directors whose terms expire at this Annual Meeting. The Board has nominated Dr. Bennett, Dr. Karabelas, and Mr. Tassé (collectively, the “nominees” and each, a “nominee”) to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or other removal. Each of the nominees was recommended for election by the Nominating and Corporate Governance Committee, and each such recommendation was approved unanimously by the Board.

Shares represented by signed proxy cards will be voted on Proposal 1 “For” the election of the nominees to the Board at the Annual Meeting, unless otherwise marked on the card. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares represented by proxy will be voted for the election of a substitute nominee designated by the current Board, unless otherwise marked on the card. The nominees have each agreed to serve as a director if elected. We have no reason to believe that any of the nominees will be unable to serve if elected.

Certain information about each of the nominees is furnished below, including their business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should continue to serve as directors.

Our directors have a diverse set of skills and experience on the Board, including:

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all of our directors have life sciences experience, including with respect to gene therapy;
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all of our directors have deep public company or executive leadership experience;
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five of our directors have experience in medicine, science, academia or research;
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three of our directors have finance, accounting or IT experience;
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two of our directors have regulatory, public policy or legal experience;
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three of our directors have commercial experience; and
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four of our directors have international experience.

Name	Age	Positions and Offices Held with Company	Director Since
Jean Bennett, M.D., Ph.D.	71	Director	2021
A.N. “Jerry” Karabelas, Ph.D.	73	Director	2015
Daniel Tassé	66	Lead Independent Director	2016

Jean Bennett, M.D., Ph.D., has been a Director since September 2021. Dr. Bennett has been the F.M. Kirby Emeritus Professor of Ophthalmology at the Perelman School of Medicine at the University of Pennsylvania since 2021, where she was previously a professor for 17 years. She also served as director of the Center for Advanced Retinal and Ocular Therapeutics at the University of Pennsylvania from 2014 to 2023. In addition to Dr. Bennett’s positions at the University of Pennsylvania, she has been an Investigator at the Center for Cellular and Molecular Therapeutics at The Children’s Hospital of Philadelphia for more than a decade. She also co-founded life science companies Spark Therapeutics (acquired by Roche), GenSight Biologics, Limelight Bio and Opus Genetics. Dr. Bennett has published or contributed to more than 175 peer-reviewed publications on gene therapy, including her pioneering work on gene therapy delivery of RPE65, which was foundational to the approval of Luxturna, the first gene therapy product approved by the U.S. Food and Drug Administration (the “FDA”). Dr. Bennett received a B.S. in Biology from Yale University, a Ph.D. in Zoology and Cell Biology from the University of California, Berkeley and an M.D. from Harvard University. She also completed postdoctoral fellowships in Radiobiology and Environmental Health at the University of California, San

Francisco, Human Genetics at Yale School of Medicine and Development Genetics at The Johns Hopkins University School of Medicine. She is a member of the National Academy of Science, The National Academy of Medicine and the American Academy of Arts and Sciences. Dr. Bennett’s work as a leading molecular genetics researcher and her past experience in drug development, provides her with deep medical and scientific experience and with life sciences expertise, particularly in the field of retinal gene therapy.

A.N. “Jerry” Karabelas, Ph.D., has been a Director since May 2015 and served as Lead Independent Director from June 2020 until June 2024. Dr. Karabelas has been a Venture Partner at Apple Tree Partners, a life sciences venture capital firm, since January 2021, prior to which he was a Partner at Care Capital, LLC (“Care Capital”), a life sciences venture capital firm, from 2001 to 2020. Before joining Care Capital, Dr. Karabelas was Chairman at Novartis BioVentures Fund, which is owned by Novartis AG (“Novartis”), a provider of capital for life sciences companies across the biotech, medical devices and diagnostics industries, prior to which he was the Chief Executive Officer of Novartis Pharma AG, which is also owned by Novartis. Before joining Novartis, Dr. Karabelas was Executive Vice President, Worldwide Pharmaceuticals of SmithKline Beecham, where he was responsible for U.S. and European operations, regulatory and strategic marketing. Dr. Karabelas also serves as a director at Braeburn Pharmaceuticals, Inc., a privately held pharmaceutical company, since 2015. He previously served as director at Bausch Health Companies from 2016 until 2023, Chairman at Polyphor AG, a pharmaceutical company, from 2013 to 2019 and Inotek Pharmaceuticals Corporation from 2012 to 2016. In connection with his work at Care Capital, Dr. Karabelas previously served on numerous boards of directors of pharmaceutical and therapeutics companies, including Renovo, plc, Vanda Pharmaceuticals, Inc. and NitroMed, Inc. Dr. Karabelas also previously served as Chairman at SkyePharma, plc and Human Genome Sciences. Dr. Karabelas received a B.S. from the University of New Hampshire and a Ph.D. from the Massachusetts College of Pharmacy. Dr. Karabelas's senior management positions at commercial and development-stage biopharmaceutical companies, strong knowledge of strategic and regulatory issues, his insight into international operations and his international perspective on the life sciences industry and healthcare related issues provides him with deep executive leadership, medical, life sciences, regulatory, international and commercial expertise.

Daniel Tassé has been a Director since August 2016 and began serving as Lead Independent Director in July 2024. Mr. Tassé has served as the Chief Executive Officer and a director of DBV Technologies SA, a publicly held biopharmaceutical company, since 2018. From 2016 to 2019, he was the Chairman of Alcresta Therapeutics, Inc. (“Alcresta”), a privately held biopharmaceutical company, and from 2016 to 2018, he was the Chairman and Chief Executive Officer of Alcresta. Mr. Tassé previously served as a director at Indivior PLC, from 2014 to 2021, Bellerophon Therapeutics, Inc. from 2013 to 2019 and HLS Therapeutics Inc. from 2018 to 2019. Prior to the acquisition of Ikaria Inc. (“Ikaria”) by Mallinckrodt Pharmaceuticals in 2015, Mr. Tassé was President, Chief Executive Officer and Chairman of Ikaria and served as the Interim Chief Executive Officer and President of Bellerophon from February 2014 to June 2014. Previously, Mr. Tassé was the General Manager of the Pharmaceuticals and Technologies Business Unit of Baxter International, Inc. and Vice President and Regional Director for Australasia at GlaxoSmithKline plc. Mr. Tassé was a member of the Health Section Governing Board of the Biotechnology Industry Organization, where he participated on the bioethics, regulatory environment and reimbursement committees. Additionally, Mr. Tassé was a member of the board of directors of the Pharmaceutical Research and Manufacturers of America, where he participated on the FDA and biomedical research committee. Mr. Tassé received a B.Sc. in Biochemistry from the University of Montreal. Mr. Tassé has an extensive track record of business building in the healthcare industry, a strong background in commercial operations, global management experience and a detailed knowledge of the life sciences industry, which provides him with a breadth of executive leadership, life sciences and international experience.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting. The three nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends a vote “For” each director nominee.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the directors should serve as one of our directors. The term of the Class III directors will expire at the 2027 annual meeting of stockholders, and the term of the Class I directors will expire at the 2028 annual meeting of stockholders.

Name	Age	Positions and Offices Held with Company	Director Since
Allan M. Fox	78	Director	2009
Alexandra Glucksmann, Ph.D.	67	Director	2018
George Migausky	71	Director	2021
Kenneth T. Mills	51	Chairman of the Board	2009
Curran Simpson	64	Director, President and Chief Executive Officer	2024
David Stump, M.D.	76	Director	2015
Jennifer Zachary	48	Director	2022

Class III Directors (Terms Expire in 2027)

George Migausky has been a Director since September 2021. Mr. Migausky has more than 30 years of experience in the life sciences industry, having served as Chief Financial Officer for several public biopharmaceutical and clinical diagnostic companies. Mr. Migausky served as interim Chief Financial Officer for Ocular Therapeutix, Inc., a biopharmaceutical company, during 2017. Prior to that, he served as Chief Financial Officer of Dyax Corp., a biopharmaceutical company, from 2008 through the company’s acquisition by Shire plc in 2016. Prior to that, Mr. Migausky served as Chief Financial Officer of Wellstat Management Company, a biotechnology company, from 2007 to 2008, and Chief Financial Officer of IGEN International, Inc., a biotechnology company, and BioVeris Corporation, a diagnostics company, from 1986 through their acquisitions by F. Hoffman LaRoche in 2004 and 2007, respectively. Mr. Migausky has served as a director at Immunovant, Inc., a publicly held biopharmaceutical company, from December 2019 to April 2025. He has also served as a trustee at the Massachusetts Eye and Ear Institute since 2015. Mr. Migausky previously served as a director at Dimension Therapeutics, Inc. from 2015 through the company’s acquisition by Ultragenyx Pharmaceutical Inc. in 2017, and at Abeona Therapeutics Inc. from June 2020 to September 2020 and at Hyperion Catalysis International, a privately held electrical manufacturing company, from 2008 to 2022. He received a B.S. from Boston College and an M.B.A. from Babson College. Mr. Migausky has specific attributes that qualify him to continue to serve as a member of the Board, including his significant experience in executive leadership positions in the life sciences industry and serving on the boards of directors and audit committees of publicly traded biopharmaceutical companies.

Kenneth T. Mills has been a Director since March 2009, and served as our President and Chief Executive Officer until July 2024 when he was appointed Chairman of the Board. Mr. Mills was appointed as President, Chief Executive Officer, and Director of Tagworks Pharmaceuticals BV, a privately-held precision oncology company, in July 2024. Mr. Mills was with FOXKISER LLP (“FOXKISER”), most recently as a Partner, from 2007 to 2015 and was previously the Chief Financial Officer and Vice President of Business Development at Meso Scale Diagnostics, a life sciences company, from 2004 to 2006 and was part of the original management team that established the company’s operations and financing strategy. From 1997 to 2003, Mr. Mills was employed at IGEN International, Inc., a biotechnology company, where he served as Director of Business Development up through the company’s acquisition by Roche. Mr. Mills received an S.B. in Chemistry from the Massachusetts Institute of Technology. Mr. Mills’ qualifications to continue to serve as a member of the Board include his extensive experience as an executive in the gene therapy and biotechnology industries, including as former President and Chief Executive Officer of our Company, his prior service as a senior-level executive in both early stage and mature biotechnology companies and his demonstrated business judgment.

David C. Stump, M.D., has been a Director since October 2015. From 1999 to 2012, Dr. Stump was with Human Genome Sciences, Inc., a biopharmaceutical company, as Executive Vice President, Research and Development from 2007 to 2012, Executive Vice President, Drug Development from 2003 to 2007 and Senior Vice President, Drug Development from 1999 to 2003. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., a biopharmaceutical company, from 1989 to 1999, including Vice President, Clinical Research and Genentech Fellow. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Dr. Stump has served as a director at MacroGenics, Inc., a publicly held biopharmaceutical company, since 2013. He also currently serves on the board of trustees of Earlham College. Dr. Stump previously served as a director at Sunesis Pharmaceuticals, Inc. from 2006 to 2021, Portola Pharmaceuticals, Inc. from 2015 to 2020 and Dendreon Corporation, a biotechnology company, from 2010 to 2015. Dr. Stump holds an A.B. from Earlham College and an M.D. from Indiana University and completed his residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa. Dr. Stump has specific attributes that qualify him to continue to serve as a member of the Board, including his substantial medical and scientific background and expertise, his extensive experience in research and development and operations in the biotechnology industry and his prior service on public company boards.

Class I Directors (Terms Expire in 2028)

Allan M. Fox has been a Director since February 2009 and served as Chairman from June 2020 until June 2024. Mr. Fox is the founding partner of FOXKISER, a firm committed to the strategic development of transformative innovations from biomedical research, which was formed in 1986. Mr. Fox specializes in identifying business opportunities and improving competitive market positions. Through FOXKISER, he has participated in the formation and development of numerous ventures in the public and private sectors, including the founding of REGENXBIO and Dimension Therapeutics, Inc. Before forming FOXKISER, Mr. Fox co-led the establishment of the Washington office of the law firm of Kaye Scholer. While in the public sector, Mr. Fox served as Chief of Staff and Chief Legislative Assistant to U.S. Senator Jacob K. Javits of New York. He also served as Chief Counsel to the United States Senate Health and Scientific Research Subcommittee, chaired by Senator Edward M. Kennedy. Mr. Fox was a Fellow in Law, Science and Medicine at Yale Law School where he received an LL.M. degree. Mr. Fox also holds a J.D. and B.A. from Temple University. Mr. Fox has specific attributes that qualify him to continue to serve as a member of the Board, including his broad experience in providing strategic advice to and investing in biotechnology companies throughout their life cycles, his expertise in identifying business opportunities, his deep experience with REGENXBIO since the time of its founding and his current and prior service on boards of directors.

Alexandra Glucksmann, Ph.D., has been a Director since May 2018. Dr. Glucksmann currently serves as the board executive chair of Rouge Therapeutics, a biotechnology startup and director at Edity Therapeutics, Senior Advisor at Scenic Biotech BV, each a privately held biotechnology company, and on the Supervisory Board of TME Pharma NV, a biotechnology company focused on the treatment of aggressive cancers. Most recently, she served as President and CEO of Sensorium Therapeutics, a privately held biotechnology company. From 2018 to 2022, Dr. Glucksmann served as the President and Chief Executive Officer and a director at Cedilla Therapeutics, Inc., a privately held biotechnology company, and from 2017 to 2018, Dr. Glucksmann was an Entrepreneur-in-Residence at Third Rock Ventures, LLC, a privately held healthcare venture firm, where she focused on company formation. She was also a founding employee of Editas Medicine, Inc., a publicly held biotechnology company, and served as its Chief Operating Officer from 2013 to 2017. Prior to that, Dr. Glucksmann was a founding employee of Cerulean Pharma Inc., a publicly held biotechnology company, and served as its Senior Vice President of research and business operations from 2006 to 2013. From 2006 to 2015, she served as a director at Taconic Biosciences, Inc. Dr. Glucksmann received a B.S. in Bacteriology from the University of Wisconsin-Madison and a Ph.D. in Molecular Genetics and Cell Biology from the University of Chicago, and she completed her postdoctoral fellowship at the Massachusetts Institute of Technology. Dr. Glucksmann’s qualifications to continue to serve as a member of the Board include her extensive experience in senior management positions at biotechnology companies, particularly her experience in the formation and development of biotechnology companies.

Curran Simpson became Company President, Chief Executive Officer and Director in July 2024. Mr. Simpson previously served as our EVP, Chief Operating Officer and has been on our senior management team since August 2015. Prior to joining us, from 2012 until 2015, Mr. Simpson was the Regional Supply Chain Head for North America and Interim Chief Operating Officer at GlaxoSmithKline plc (“GSK”). Mr. Simpson was the Senior Vice President, Operations at the Human Genome Sciences division of GSK (“HGS”) from 2006 to 2012, as well as the Vice President, Manufacturing Operations at HGS from 2003 to 2006 and served as interim CEO of HGS, where he led the integration of HGS into GSK. Prior to HGS, Mr. Simpson held various positions with Biogen, Inc., Covance Biotechnology Services Inc., Novo-Nordisk Biochem Inc., Genentech, Inc. and Genencor, Inc. Mr. Simpson received an M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University and a B.S. in Chemistry/Chemical Engineering from Clarkson College of Technology. Mr. Simpson’s qualifications to continue to serve as a member of the Board include his extensive experience as an executive in the biotechnology and life sciences industries, including as CEO and former EVP, Chief Operating Officer of our Company along with his prior service as a senior-level executive with biotechnology companies and his demonstrated business judgment.

Jennifer Zachary has been a Director since June 2022. Ms. Zachary currently serves as the Executive Vice President and General Counsel of Merck & Co., Inc. In this role, she serves as a legal advisor to Merck’s directors and executives, leads the company’s office of general counsel and sets the company’s global legal strategy. She is also responsible for the company’s compliance, global safety and environment, and global security functions. Prior to joining Merck, Ms. Zachary was a partner at the international law firm Covington & Burling, LLP. She practiced in the area of pharmaceutical and medical device regulatory law and advised a wide range of manufacturers and trade associations on compliance with government requirements for the development, manufacture and sale of their products. Prior to that, Ms. Zachary served as an Associate Chief Counsel for enforcement at the FDA and as a Special Assistant U.S. Attorney in the Civil Division of the U.S. Attorney’s Office for the District of Columbia. Ms. Zachary holds a B.S./B.A. in biology and chemistry from Arizona State University and a J.D. from Harvard Law School. Ms. Zachary has specific attributes that qualify her to continue to serve as a member of the Board, including her government service related to health care and regulatory compliance, experience in senior management positions at a large biopharmaceutical company and a global law firm, and her strong knowledge of strategic, legal and regulatory issues.

CORPORATE GOVERNANCE

Our Board is responsible for oversight of the management of the Company. In carrying out its responsibilities, the Board selects and monitors our management team, provides oversight of our financial reporting processes and determines and oversees the implementation of our corporate governance policies.

Corporate Responsibility

The Company seeks to enhance stockholder value while embodying its core values of Trust, Accountability, Perseverance and Innovation (our “Core Values”). As part of our Core Values the Company engages in the following areas to further our environmental, social and governance strategy:

Environmental Footprint

The Company is cognizant of its impact on the wider environment. In recognition of that impact, the Company's Rockville, Maryland headquarters is Leadership in Energy and Environmental Design Gold certified. Furthermore, the Company engages in multiple initiatives that are designed to improve manufacturing yields and is measuring waste generation and emissions to identify opportunities to reduce those levels. The Company has previously been locally recognized for its waste reduction and recycling programs.

Equal Opportunity

The Company believes that a diverse, equitable and inclusive culture fosters innovation, which is integral to our mission of improving lives through the curative potential of gene therapy. We have worked to ensure equal opportunity in all aspects of employment and appropriate merit-based representation of gender, race and ethnicity throughout our company. We emphasize an inclusive environment and equitable treatment as an important part of our company culture. We have also emphasized equal opportunity as part of our company culture, as set out in our Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which, along with our Certificate of Incorporation and Bylaws, and the charters of the committees of the Board, provide the framework for our corporate governance. Our current corporate governance guidelines can be found, together with other corporate governance information, in the “Investors + Newsroom – Corporate Governance” section of our website at www.regenxbio.com. The Board also evaluates the charters of its committees from time to time, as appropriate.

Code of Business Conduct and Ethics

We maintain a code of business conduct and ethics that qualifies as a “code of ethics” under Item 406 of the Securities and Exchange Commission’s (the “SEC”) Regulation S-K and applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct and ethics addresses various topics, including: (1) compliance with applicable laws, rules and regulations; (2) conflicts of interest; (3) public disclosure of information; (4) insider trading; (5) corporate opportunities; (6) competition and fair dealing; (7) gifts; (8) discrimination, harassment and retaliation; (9) health and safety; (10) record keeping; (11) confidentiality; (12) protection and proper use of company assets; (13) prevention of corruption; and (14) the reporting of illegal and unethical behavior.

The code of business conduct and ethics is available in the corporate governance section of our website at www.regenxbio.com. Any amendment or waiver of the “code of ethics” provisions of the code of business conduct and ethics for an executive officer or director may be granted only by the Board or a committee thereof and must be timely disclosed as required by applicable law. We intend to satisfy the disclosure requirements regarding any such amendment or waiver applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in a current report filed with the SEC on Form 8-K or on our website at www.regenxbio.com.

Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Consistent with these regulations, after review of all relevant transactions or relationships between each director, or any of such director’s family members, and the Company, its senior management and its independent registered public accounting firm, the Board determined in February 2026 that all of our current directors are independent directors within the meaning of applicable Nasdaq listing standards, except for Curran Simpson, our President and CEO, and Kenneth T. Mills, our Chairman of the Board and prior President and CEO. As part of this review the Board determined that Allan M. Fox is now an independent director within the meaning of applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2025:

Committee	Chair	Non-Chair Members	Number of Meetings in 2025
Audit Committee	George Migausky	David C. Stump, M.D. Jennifer Zachary	4
Compensation Committee	Daniel Tassé	Alexandra Glucksmann, Ph.D. A.N. “Jerry” Karabelas, Ph.D.	8
Nominating and Corporate Governance Committee	David C. Stump, M.D.	Jean Bennett, M.D., Ph.D. Allan M. Fox*	4

*Allan M. Fox was appointed to the Nominating and Corporate Governance Committee in February of 2026.

Below is a description of each committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board oversees the quality and integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention and performance of the Company’s independent accountants, the effectiveness of the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. Pursuant to the Audit Committee charter, the functions of the Audit Committee include, among other things:

1.
appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
2.
overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
3.
reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
4.
monitoring our internal control over financial reporting and our disclosure controls and procedures;
5.
meeting independently with our registered public accounting firm and management;
6.
furnishing the Audit Committee Report required by SEC rules;

7.
reviewing and approving or ratifying any related person transactions; and
8.
overseeing our risk assessment and risk management policies.

Our Audit Committee charter can be found in the “Investors + Newsroom – Corporate Governance” section of our website at www.regenxbio.com.

Three directors currently comprise the Audit Committee: Mr. Migausky (the Chair of the Audit Committee), Ms. Zachary and Dr. Stump. The Audit Committee met four times during 2025.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has determined that Mr. Migausky is an “audit committee financial expert,” as defined by applicable SEC rules, and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable Nasdaq listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act")).

Compensation Committee

The Compensation Committee of the Board reviews and approves the design and philosophy of, assesses the effectiveness of, and administers executive compensation programs for officers and employees, including our equity incentive plans. Pursuant to the Compensation Committee charter, the functions of the Compensation Committee include, among other things:

1.
evaluating the performance of our Chief Executive Officer ("CEO") and determining the CEO’s salary and contingent compensation based on his or her performance and other relevant criteria;
2.
identifying the corporate and individual objectives governing the CEO’s compensation;
3.
approving the compensation of our other executive officers;
4.
making recommendations to the Board with respect to non-employee director compensation;
5.
reviewing and approving the terms of material agreements between us and our executive officers;
6.
overseeing and administering our equity incentive plans and employee benefit plans;
7.
reviewing and approving policies and procedures relating to the perquisites and expense accounts of our executive officers;
8.
approving the Company’s annual Compensation Discussion and Analysis to be included in the Company’s annual proxy statement and, to the extent required by SEC rules, preparing the annual Compensation Committee report;
9.
reviewing and selecting the companies in the Company’s peer group for purposes of assessing the compensation paid to the Company’s executive officers;
10.
conducting an annual assessment of material risk exposures associated with the Company’s compensation policies and practices and the mitigation thereof;
11.
considering the results of stockholder advisory votes on executive compensation and the frequency of such votes, among other factors, in determining compensation policies and practices; and
12.
conducting a review of executive officer succession planning periodically, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to executive officer positions.

In accordance with Nasdaq listing standards and our Compensation Committee charter, the Board has granted our Compensation Committee the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the Compensation Committee deems relevant. Our Compensation Committee charter can be found in the “Investors + Newsroom – Corporate Governance” section of our website at www.regenxbio.com.

Three directors currently comprise the Compensation Committee: Mr. Tassé (the Chair of the Compensation Committee) and Drs. Glucksmann and Karabelas. The Compensation Committee met eight times during 2025.

The Board has determined that all members of the Compensation Committee are independent (as independence is currently defined in the Nasdaq listing standards). In addition, each of our directors serving on our Compensation Committee satisfies the heightened independence standards for members of a compensation committee under Nasdaq listing standards, and is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our President and CEO often participates in the Compensation Committee’s meetings. He does not participate in the determination of his own compensation or the compensation of directors. Our President and CEO makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about the compensation of such individuals. Our Executive Vice President ("EVP"), Chief Communications and People Officer and our EVP, Chief Strategy and Legal Officer also regularly participate in the Compensation Committee’s meetings, but they do not participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Willis Towers Watson as its independent compensation consultant since April 2019. In connection with the 2025 compensation paid by the Company, Willis Towers Watson provided the Compensation Committee with data about the compensation paid by our peer group of companies, as described below, and other employers who compete with the Company for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s remit and was available to advise the Compensation Committee regarding its responsibilities. The compensation consultant serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. The Compensation Committee assessed the independence of Willis Towers Watson pursuant to applicable SEC rules and Nasdaq listing standards and concluded that Willis Towers Watson was independent under such standards and that their work did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends nominees to the Board and committees of the Board, conducts searches for appropriate directors, and evaluates the performance of the Board, its committees and management against their duties and responsibilities relating to corporate governance. Pursuant to the Nominating and Corporate Governance Committee charter, the functions of the Nominating and Corporate Governance Committee include, among other things:

1.
reviewing the criteria for selecting directors set forth in the Company’s corporate governance guidelines and any additional factors deemed appropriate given the needs of the Board and the Company;
2.
identifying, evaluating and making recommendations to the Board and our stockholders concerning nominees for election to the Board, to each of the Board’s committees and as committee chairs;
3.
annually reviewing the performance and effectiveness of the Board, its committees and each individual director, and developing and overseeing a performance evaluation process;
4.
annually evaluating the performance of management, the Board and each Board committee against their duties and responsibilities relating to corporate governance;
5.
annually evaluating adequacy of our corporate governance structure, policies and procedures; and
6.
providing reports to the Board regarding the Nominating and Corporate Governance Committee’s nominations for election to the Board and its committees.

Our Nominating and Corporate Governance Committee charter can be found in the “Investors + Newsroom – Corporate Governance” section of our website at www.regenxbio.com.

Three directors currently comprise the Nominating and Corporate Governance Committee: Dr. Stump (the Chair of the Nominating and Corporate Governance Committee), Dr. Bennett and Mr. Fox. The Nominating and Corporate Governance Committee met four times during 2025.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating and Corporate Governance Committee also considers other factors it deems appropriate, including, but not limited to:

•
the candidate’s relevant expertise and experience upon which to offer advice and guidance to management;
•
the candidate having sufficient time to devote to the affairs of the Company;
•
the candidate having a proven track record in his or her field;
•
the candidate’s ability to exercise sound business judgment;
•
the candidate’s commitment to vigorously represent the long-term interests of our stockholders;
•
whether or not a conflict of interest exists between the candidate and our business;
•
whether the candidate would be considered independent under applicable Nasdaq and SEC standards;
•
the current composition of the Board; and
•
the operating requirements of the Company.

In conducting this assessment, the Nominating and Corporate Governance Committee also considers relevant career experience, age, skills, and such other factors as it deems appropriate given the then-current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

We believe that each of our directors brings a strong background and set of skills to our Board, giving the Board, as a whole, an appropriate balance of diversity, knowledge, experience, attributes, skills and expertise. In addition, eight of our ten directors are independent under Nasdaq standards (Mr. Simpson, our President and CEO, and Mr. Mills, our Chairman being the exceptions) and our Nominating and Corporate Governance Committee believes that all 10 directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole. We believe that our directors have a broad range of personal characteristics including leadership, management, pharmaceutical, gene therapy business, marketing and financial experience and abilities to act with ethics and integrity, with sound judgment and collegially, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation and to provide leadership, to commit the requisite time for preparation and attendance at Board and committee meetings and to provide required expertise on Board committees.

In evaluating director candidates, our Nominating and Corporate Governance Committee has reviewed the experience, qualifications, attributes and skills of our directors and nominees, including those identified in the biographical information set forth above in the section entitled “Election of Directors.” The Nominating and Corporate Governance Committee believes that the members of the Board offer insightful and creative views and solutions with respect to issues facing the Company. In addition, the Nominating and Corporate Governance Committee also believes that the members of the Board function well together as a group. The Nominating and Corporate Governance Committee believes that the above-mentioned attributes and qualifications, along with the leadership skills and other experiences of the members of the Board described in further detail above under the section entitled “Election of Directors,” provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

When there is a vacancy on the Board, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Director Qualifications

The Board believes that it is important that its members represent a breadth of viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders. The attributes required of Board members, as a whole, may include (i) various and relevant career experience, (ii) relevant skills, such as an understanding of our business and industry, (iii) financial expertise, including the ability to read and understand basic financial statements, (iv) diversity and (v) local and community ties.

Board Renewal

The Board believes it is important to have experienced directors with a deep understanding of the Company’s business as well as newer directors who bring fresh perspectives to the Board. In its efforts to identify potential director candidates, the Board and the Nominating and Corporate Governance Committee consider the input from the directors’ self-evaluation process to identify the backgrounds and expertise that are desired and the future needs of the Board in light of anticipated director retirements or resignations. The Board’s ongoing assessment of its collective skills, experience and expertise resulted in the recruitment of four new independent directors within the past eight years.

Our recruiting process typically involves either engaging a search firm or having a member of the Board or the Nominating and Corporate Governance Committee contact a prospect to gauge the prospect’s interest and availability. A candidate will then meet with several members of the Board and then meet with members of the Company’s management as appropriate. At the same time, the Board or the Nominating and Corporate Governance Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

Meetings of the Board

The Board met nine times during 2025. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Directors are encouraged, but not required, to attend our annual meetings of stockholders. All of the then-continuing directors attended our 2025 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Performance Evaluations of the Board of Directors and its Committees

In accordance with our corporate governance guidelines and the Nominating and Corporate Governance Committee charter, the Board, with the assistance of the Nominating and Corporate Governance Committee, evaluates the performance of the Board, its committees and each individual director on an annual basis. Each member of the Board conducts an annual self-evaluation for the purpose of determining whether the Board and its committees are functioning optimally. As part of this process, each director considers the effectiveness of the Board and each committee on which the director serves. The results of the evaluations are discussed at subsequent meetings of the Board and its committees.

Director Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also take into consideration the number of shares of the Company’s common stock held by the recommending stockholder and the length of time that those shares have been held. To recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing to the Company, including the following information:

•
the name of the stockholder and evidence of the stockholder’s ownership of the Company’s common stock, including the number of shares owned and the length of time the shares have been owned; and
•
the name of the director candidate, a description of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Nominating and Corporate Governance Committee and nominated by the Board.

Recommendations and the information described above should be sent to our Corporate Secretary at REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850, Attention: Corporate Secretary.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential director candidate, the Nominating and Corporate Governance Committee may: collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Nominating and Corporate Governance Committee may consider that candidate in light of information regarding any other candidates that the Nominating and Corporate Governance Committee may be evaluating at that time, as well as any relevant director search criteria. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that those shares have been held.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at an annual meeting of stockholders. For more information, see “Questions and Answers About the Proxy Materials and Voting—May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?”

Separation of Chairman of the Board and Chief Executive Officer Roles

The Board separates the positions of Chairman of the Board and CEO. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an outside director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

Lead Independent Director

As the Chairman of the Board is not an independent director, the Board has appointed a Lead Independent Director to provide leadership for our independent directors. The Lead Independent Director has a clearly defined set of responsibilities and provides significant independent Board leadership. Mr. Tassé was appointed as our Lead Independent Director on July 1, 2024. During Mr. Tassé’s nearly 10 years of service on our Board, he has consistently demonstrated strong leadership skills in addition to his strong knowledge of commercial operations, strategic management and the life sciences industry. The independent directors of the Board are confident in Mr. Tassé’s ability to serve as Lead Independent Director.

The position of Lead Independent Director has a clear mandate, significant authority and well-defined responsibilities under our corporate governance guidelines. These responsibilities include:

1.
presiding at executive sessions of the independent directors and at any other meeting when the Chairman of the Board is not present;
2.
determining an agenda for executive sessions of the independent directors;
3.
serving as a liaison between the Chairman of the Board, the CEO and the independent directors and advising the Chairman of the Board and the CEO, as appropriate, on the issues discussed at executive sessions of independent directors;
4.
calling special meetings of the independent directors; and
5.
performing other duties specified in the corporate governance guidelines or assigned from time to time by the Board.

Risk Oversight

The Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes the Board receiving regular reports from Board committees and members of senior management to enable the Board to understand and evaluate the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, reputational, information and cyber security, human capital, environmental and social risk. The oversight of risk within the Company is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes within the Company.

The Board is responsible for overseeing information security risk, and management reports to the Board regarding our assessment of information security risk, among other risks we face, on a periodic basis. Management monitors our information security systems to identify and mitigate any related risks, and we do not believe we have experienced any material cyber breaches. We maintain cybersecurity insurance coverage and we continue to invest in data protection and information technology, including providing an information security training and compliance program to our employees. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. The Audit Committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Oversight by the Audit Committee includes direct communication with our external auditor, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking and conducts a compensation risk assessment on an annual basis. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate governance practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

Insider Trading Policy

We have adopted insider trading policies and procedures applicable to our directors, officers, and employees, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards. Our Insider Trading Policy prohibits our employees and related persons and entities from trading in our stock while in possession of material, nonpublic information. Our trading black-out period requires that certain officers of the Company and other designated employees only transact in our stock during an open window period, subject to limited exceptions. In addition, certain officers and directors of the Company are required to obtain approval in advance of transactions in our stock. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and is incorporated by reference into our most recently filed Annual Report on Form 10-K.

Communications with the Board

The Board is interested in receiving communications from stockholders and other interested parties. These parties may contact any member of the Board or any committee of the Board, the non-employee directors as a group or the chairperson of any committee. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties regarding accounting, internal controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent to our Corporate Secretary at REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850, Attention: Corporate Secretary. The Corporate Secretary will review all such communications, but may, in his or her sole discretion, disregard any communication that he or she believes is not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Corporate Secretary will share the communication with the applicable director or directors.

Delinquent Section 16(a) Reports

Section 16(a) of Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other Company equity securities.

To our knowledge, based solely on our review of copies of Forms 4 and amendments thereto, all Section 16(a) filing requirements applicable to our Reporting Persons were complied with during the fiscal year ended December 31, 2025, except for reports filed on April 4, 2025 by each of Patrick J. Christmas, Olivier Danos and Stephen Pakola to report the withholding of stock to pay taxes upon the vesting of restricted stock units on February 1, 2025, which were untimely due to an administrative oversight.

DIRECTOR COMPENSATION

Our Board determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee. We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. Curran Simpson, our President and CEO and a member of the Board, did not receive any compensation from us during our fiscal year ended December 31, 2025 for his service as a director and is not included in the 2025 Director Compensation Table below.

Fees Earned or Paid in Cash

In 2025, pursuant to our compensation program for non-employee directors, each member of the Board who was not an employee received the following annual cash compensation for Board services, as applicable, paid in quarterly installments in arrears:

Description of Service	Cash Compensation ($)
Chairman of the Board	35,000
Lead Independent Director	25,000
Member of the Board (including the Chairman of the Board and the Lead Independent Director)	45,000

In addition to the cash compensation described above, each member of the Board who served on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee received additional cash compensation as follows, paid in quarterly installments in arrears:

Committee	Role	Cash Compensation ($)
Audit Committee	Committee Chair	20,000
	Committee Member	10,000
Compensation Committee	Committee Chair	15,000
	Committee Member	7,500
Nominating and Corporate Governance Committee	Committee Chair	10,000
	Committee Member	5,000

The annual cash compensation to our directors is pro-rated for any partial year of service on our Board or as a committee chair or committee member.

Equity Awards

The Company seeks to maintain competitive executive compensation in order to attract the most qualified candidates. The Company's non-employee director compensation program includes equity awards granted to directors annually and upon appointment to the Board as follows:

Non-employee directors receive an annual equity award grant with an aggregate value of $275,000. Of this amount, 75% is in the form of non-statutory stock options and 25% of the value is in the form of restricted stock units ("RSUs"), in each case rounded down to the nearest whole share. The exercise price per share price for each option is equal to the fair market value of our common stock on the grant date. The options vest in equal monthly installments over the 12 months following the grant date, with immediate full vesting in the event of a change in control. The RSUs vest in full on the first anniversary of the first day of the month in which the RSUs were granted, with immediate full vesting in the event of a change in control.

Each newly appointed non-employee director receives an initial equity award grant with an aggregate value of $550,000, of which 75% of the value is in the form of non-statutory stock options and 25% of the value is in the form of RSUs, in each case rounded down to the nearest whole share. The exercise price per share for each option is equal to the fair market value of our common stock on the grant date. The options vest in equal monthly installments over the 36 months following the grant date, with immediate full vesting in the event of a change in control. The RSUs vest over a three-year period, with one-third of the aggregate number of shares subject to the RSU award vesting on each of the first, second and third anniversaries of the first day of the month in which the RSUs were granted, with immediate full vesting in the event of a change in control.

Other Compensation

We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. We also provide customary director and officer insurance for all directors.

2025 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2025:

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)
Jean Bennett, M.D., Ph.D.	50,000	68,747	206,247	324,994
Allan M. Fox	45,000	68,747	206,247	319,994
Alexandra Glucksmann, Ph.D.	52,500	68,747	206,247	327,494
A.N. “Jerry” Karabelas, Ph.D.	52,500	68,747	206,247	327,494
George Migausky	65,000	68,747	206,247	339,994
Kenneth T. Mills	80,000	68,747	206,247	354,994
David C. Stump, M.D.	65,000	68,747	206,247	339,994
Daniel Tassé	85,000	68,747	206,247	359,994
Jennifer Zachary	55,000	68,747	206,247	329,994

(1)
Amounts represent the aggregate grant date fair value of RSUs or options, as applicable, granted during the 2025 fiscal year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.

As of December 31, 2025, our non-employee directors held the following unvested RSUs and outstanding options to purchase shares of our common stock:

Name	Aggregate Number of Unvested RSUs	Aggregate Number of Options Outstanding
Jean Bennett, M.D., Ph.D.	7,768	117,485
Allan M. Fox	7,768	164,985
Alexandra Glucksmann, Ph.D.	7,768	152,485
A.N. “Jerry” Karabelas, Ph.D.	7,768	153,885
George Migausky	7,768	117,485
Kenneth T. Mills	92,170	1,943,852
David C. Stump, M.D.	7,768	164,985
Daniel Tassé	7,768	177,485
Jennifer Zachary	7,768	111,900

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PwC as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2026, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee believes that the continued retention of PwC is in the best interests of the Company and our stockholders. As provided in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the performance, objectivity or independence of the independent registered public accounting firm.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with PwC, an assessment of the professional qualifications and past performance of PwC and the potential impact of changing independent registered public accounting firms. Through its experience with the Company, PwC has gained institutional knowledge and expertise regarding the Company’s operations, accounting policies and practices and internal control over financial reporting. The Audit Committee believes that appointing a new independent registered accounting firm would require a significant time commitment that could interfere with management’s focus on financial reporting and internal controls.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

In order for Proposal 2 to pass, the number of votes cast “For” Proposal 2 must exceed the number of votes cast against Proposal 2. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal. We do not expect to receive broker non-votes on this proposal because the ratification of the appointment of the independent registered public accounting firm is considered a "routine" matter for which banks, brokers or other nominees are generally empowered to vote any shares for which a beneficial owner does not provide voting instructions.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2025 and 2024, by PwC, our independent registered public accounting firm:

Fee Category	2025 Fees ($)	2024 Fees ($)
Audit Fees	1,455,000	1,470,150
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	2,000
Total Fees	1,457,000	1,472,150

Audit Fees

Audit fees consist of aggregate fees billed or incurred by PwC for professional services rendered in connection with the audit of the Company's annual consolidated financial statements for the years ended December 31, 2025 and 2024, including the audit of the effectiveness of internal control over financial reporting for the year ended December 31, 2024, the review of interim consolidated financial statements included in the Company's quarterly reports on Form 10-Q, the review of registration statements filed with the SEC and comfort letters and consents related to SEC registration statements.

All Other Fees

All other fees consist of license fees billed for an annual subscription to accounting literature and tools offered by PwC.

All audit fees and other fees described above were pre-approved by the Audit Committee in accordance with applicable SEC requirements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PwC, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services, tax services and all other services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PwC or on an individual case-by-case basis before PwC is engaged to provide a service.

Recommendation of the Board

The Board unanimously recommends a vote “For” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2026.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed entirely of independent directors. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members (including the requirements of Rule 10A-3 promulgated under the Exchange Act) and has determined that each member of the Audit Committee meets that standard. George Migausky serves as an audit committee financial expert in accordance with applicable SEC regulations.

The Board is responsible for oversight of the Company’s corporate governance. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s financial accounting, internal controls, reporting and compliance. The Audit Committee is responsible for selecting and engaging the Company’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews its charter on an annual basis and makes recommendations to the Board with respect to potential amendments.

The Audit Committee relies on the expertise and knowledge of management, the Company’s internal audit function and the Company’s independent registered public accounting firm, PwC, in carrying out its responsibilities. The Company’s management is responsible for preparing the Company’s financial statements and for the Company’s financial reporting process, including the Company’s internal control over financial reporting and disclosure controls and procedures. PwC is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and for auditing the effectiveness of the Company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has reviewed and discussed with the Company’s management and PwC the audited financial statements for the fiscal year ended December 31, 2025 that were included in the Annual Report, as well as the effectiveness of the Company’s internal control over financial reporting as described in the Annual Report. The Audit Committee also reviewed and discussed with the Company’s management and PwC the unaudited interim financial statements that appeared in the Company’s Quarterly Reports on Form 10-Q that were filed with the SEC in 2025. In addition, the Audit Committee discussed with PwC those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the scope and results of PwC’s audits, the Company’s critical accounting policies and estimates, new accounting guidance and the critical audit matter(s) identified during the audit. PwC provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee regarding PwC’s independence and the Audit Committee and PwC discussed PwC’s independence from the Company. The Audit Committee and PwC had full access to each other and met in periodic executive sessions without management present.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC. The Audit Committee has reviewed the performance of PwC and selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026. The Audit Committee has also recommended to the Board that its appointment of PwC be submitted to the Company’s stockholders for ratification.

The Audit Committee

George Migausky, Chair David C. Stump, M.D. Jennifer Zachary

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are holding a stockholder advisory vote on the compensation of our named executive officers, or a “say-on-pay vote,” as described in the “Executive Compensation” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. At the Annual Meeting, stockholders will be asked to approve the following resolution:

RESOLVED, that the stockholders of REGENXBIO Inc. (the “Company”) hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables thereto pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The Compensation Committee oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our named executive officers. Our executive compensation program is designed to meet the following objectives:

•
provide a total compensation package that is highly competitive in order to attract and retain highly qualified executives;
•
align the interests of our executives with the interests of our stockholders; and
•
emphasize the use of variable, performance-based compensation to reward executives for meeting strategic objectives.

Please see the “Executive Compensation” section of this Proxy Statement for a detailed discussion about our executive compensation program, including information about the 2025 compensation of our named executive officers.

While this vote is being conducted on an advisory basis, and is therefore not binding on us, the vote will be carefully considered by the Compensation Committee and the Board. Both the Compensation Committee and the Board value the opinions of our stockholders and, to the extent there is any meaningful vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. The outcome of the vote, however, will not be construed as overruling any prior decision by the Company, the Compensation Committee or the Board. The current frequency of non-binding advisory votes on executive compensation is an annual vote.

Vote Required

In order for Proposal 3 to pass, the number of votes cast “For” Proposal 3 must exceed the number of votes cast “Against” Proposal 3. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote “For” thE approval, on an advisory basis, of the 2025 compensation of our Named Executive Officers.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of the current executive officers of the Company and certain information about each of them are set forth below:

Curran Simpson. For information regarding Mr. Simpson, our President and CEO and a member of our Board, see “Proposal 1: Election of Directors.”

Mitchell Chan, age 45, is currently our EVP, Chief Financial Officer and Treasurer. Mr. Chan joined our senior management team in September 2024. Prior to joining us, Mr. Chan served as Operating Partner at Catalio Capital Management where he served as acting CFO of several portfolio companies and advised on the firm’s investments. From 2018 to 2021, Mr. Chan was Chief Financial Officer of Viela Bio, Inc. (“Viela”), where he oversaw a successful initial public offering and acquisition by Horizon Therapeutics. Prior to Viela, Mr. Chan held various financial and investor relations leadership roles at AstraZeneca and Genentech-Roche, among other companies. He has served on the board of directors of Avalo Therapeutics, a clinical-stage precision medicine company listed on Nasdaq, since 2021. Mr. Chan holds an M.S. in Medical Biophysics, an M.B.A, and a B.S. in Biochemistry from the University of Toronto.

Steve Pakola, M.D., age 57, is currently our EVP, Chief Medical Officer and has been our Chief Medical Officer since April 2019. Prior to joining us, Dr. Pakola served as Chief Medical Officer of Aerpio Pharmaceuticals, Inc. from 2015 until 2019. From 2012 until 2015, Dr. Pakola was the Chief Medical Officer of Amakem NV, a biopharmaceutical company. Prior to Amakem, from 2000 until 2012, Dr. Pakola was the Chief Medical Officer of ThromboGenics NV, a biopharmaceutical company, where he was the lead inventor and program lead for the Jetrea (ocriplasmin) program. Dr. Pakola received an M.D. and a B.A. in Biology, each from the University of Pennsylvania.

Olivier Danos, Ph.D., age 68, is currently our EVP, Chief Scientific Officer and has been our Chief Scientific Officer since March 2017. Prior to joining us, Dr. Danos was the Senior Vice President, Cell and Gene Therapy at Biogen Inc., a biotechnology company, from 2014 until 2017, where he led its gene therapy research and development activities. From 2011 to 2014, Dr. Danos was the Senior Vice President, Molecular Medicine, Synthetic Biology and Gene Regulation at Kadmon Pharmaceuticals. Prior to Kadmon, Dr. Danos served as the Director of the Gene Therapy Consortium of the University College of London and led a gene therapy research team at the Necker Hospital—Enfants Malades in Paris. He also served as the Chief Scientific Officer at Genethon and Senior Director of Research at Somatix Therapy Corporation, and held senior roles at the French National Centre for Scientific Research and the Pasteur Institute in Paris. Dr. Danos is the former President and founding member of the European Society of Gene and Cell Therapy. Dr. Danos received a Ph.D. in Biology from the Pasteur Institute and University of Paris Diderot and a Master in Science in Genetics and Molecular Biology at the University of Paris Orsay. Dr. Danos remains in his role as EVP, Chief Scientific Officer but as of March 2025 was no longer deemed to be an executive officer of the Company.

Patrick J. Christmas, age 55, is currently our EVP, Chief Strategy and Legal Officer and has been on our senior management team since August 2016. Prior to joining us, Mr. Christmas served as Interim General Counsel at Tolero Pharmaceuticals, Inc. from 2015 until 2016. From 2011 until 2014, Mr. Christmas was the Vice President, General Counsel of Lumara Health, a specialty pharmaceutical company, until the company's acquisition. Prior to Lumara Health, Mr. Christmas was General Counsel at the Wellstat Companies, a group of biotechnology companies, from 2007 until 2011 and General Counsel at BioVeris Corporation, a publicly held diagnostics company, from 2005 to 2007, until the company's acquisition by F. Hoffman LaRoche Ltd. Mr. Christmas began his career as an Associate at the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Christmas received a J.D. from the University of Notre Dame and a B.A. in Economics from Boston College.

Craig Malzahn, age 53, was appointed as EVP, Product Development and Chief Technology Officer in March 2025 and has been with the Company since November 2019. Prior to joining us, Mr. Malzahn was the Vice President and Site Head for GlaxoSmithKline plc (“GSK”), a pharmaceutical company, from 2017 to 2019. Mr. Malzahn was the Director, BioPharmaceutical Technology at GSK from April 2016 to December 2016 and the Director, Supply Chain at GSK from 2012 to 2017. Prior to GSK, Mr. Malzahn was Senior Director, Supply Chain at Human Genome Sciences (“HGS”) and held various roles at HGS from 2003 to 2012. Preceding HGS, Mr. Malzahn held various manufacturing positions at Baxter and North American Vaccines. Mr. Malzahn received an M.S. in Biotechnology from Johns Hopkins University and a B.S. in Biology from Virginia Tech.

EXECUTIVE COMPENSATION

We are a smaller reporting company. The following describes, under the scaled reporting rules applicable to smaller reporting companies, the material elements of compensation awarded to, earned by or paid to each of our named executive officers ("NEOs"). Our NEOs for the year ended December 31, 2025 are:

•
Curran Simpson, our President and Chief Executive Officer;
•
Stephen Pakola, M.D., our EVP, Chief Medical Officer; and
•
Patrick J. Christmas, our EVP, Chief Strategy and Legal Officer.

Summary Compensation Table

The following table provides information concerning the compensation earned by our NEOs during the years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Curran Simpson(5)	2025	665,510	—	777,448	2,350,302	387,327	20,125	4,200,712
President and Chief	2024	571,723	—	1,330,383	2,572,911	289,689	19,838	4,784,543
Executive Officer
Stephen Pakola, M.D.	2025	543,987	—	505,343	509,232	220,859	20,125	1,799,546
EVP, Chief Medical	2024	518,082	—	1,364,933	581,592	212,414	19,838	2,696,858
Officer
Patrick J. Christmas	2025	520,903	200,000	—	1,096,810	203,673	20,125	2,041,511
EVP, Chief Strategy and	2024	500,868	—	1,386,135	628,120	202,852	19,838	2,737,813
Legal Officer

(1)
Amounts represent a special transaction-related cash performance bonus payment to the applicable NEO in connection with our entry into the Collaboration and License Agreement with Nippon Shinyaku effective in March 2025. Refer to the "Proxy Statement Executive Summary—Business Highlights" section of this Proxy Statement for further information regarding the Collaboration and License Agreement with Nippon Shinyaku.
(2)
Amounts represent the aggregate grant date fair value of RSUs or options, as applicable, granted during the respective fiscal year calculated in accordance with FASB ASC Topic 718. See Note 11, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.
(3)
Amounts represent cash compensation earned under our annual incentive program, based on achievement of corporate and/or individual objectives as determined by the Board or Compensation Committee. Amounts are paid out annually after the completion of the calendar year for which the compensation was earned.
(4)
Amounts consist of employer matching contributions to our 401(k) plan.
(5)
Curran Simpson served as EVP, Chief Operating Officer through July 1, 2024, on which date he was appointed President and CEO.

Narrative to Summary Compensation Table

Base Salary

Our Compensation Committee reviews and sets base salaries for NEOs, other than the President and CEO, on an annual basis in January of each year. Our Board determines the base salary for our President and CEO based on the recommendation of the Compensation Committee.

Our Compensation Committee and Board seek to establish and maintain base salaries for each position and level of responsibility that are competitive with those of executives at our peer group companies. In determining the base salary for each executive, the Compensation Committee takes many factors into account, including but not limited to:

•
the competitive benchmark data provided by the compensation consultant;
•
the scope and strategic impact of the executive’s responsibilities;

•
the experience level of the executive;
•
the executive’s performance against objectives for the year, leadership and contribution to the objectives of the Company;
•
relative compensation levels between executives; and
•
input from the President and CEO (for each executive other than the President and CEO).

Our NEOs were given merit increases to their base salaries in 2025 as a result of their respective performances in 2024. In consideration of the factors described above, the base salaries for our NEOs were adjusted as follows in 2025:

Name	Annual Base Salary Approved in 2025 ($)	Annual Base Salary Approved in 2024 ($)	Percentage Increase from 2024 to 2025
Curran Simpson(1)	665,510	610,000	9.1%
Stephen Pakola, M.D.	543,987	518,082	5.0%
Patrick J. Christmas	520,903	500,868	4.0%

(1)
Curran Simpson served as EVP, Chief Operating Officer through July 1, 2024, on which date he was appointed President and CEO. Mr. Simpson's annual base salary reported for 2024 relates to his compensation as President and CEO effective July 1, 2024.

Annual Short-Term Cash Incentive

We have an annual cash incentive program for all employees, which is intended to align corporate, departmental, and individual goals throughout the Company and to provide an incentive that further ties compensation to achievement of those goals. In establishing targets for the cash incentive awards for our NEOs, the Compensation Committee (and the Board, in the case of our President and CEO) considers cash incentive awards paid to executives in similar positions at our peer group companies.

Target cash incentive award percentages for our NEOs in 2025, as compared to 2024, are reflected in the table below:

Name	Target Cash Incentive Award for 2025 (% of Base Salary)	Target Cash Incentive Award for 2024 (% of Base Salary)
Curran Simpson(1)	60%	60%
Stephen Pakola, M.D.	40%	40%
Patrick J. Christmas	40%	40%

(1)
Curran Simpson served as EVP, Chief Operating Officer through July 1, 2024, on which date he was appointed President and CEO. Mr. Simpson's target cash incentive award for 2024 relates to his compensation as President and CEO effective July 1, 2024. Mr. Simpson's actual cash incentive award for 2024 was prorated for his target award of 40% of base salary through July 1, 2024 and 60% of base salary for the period from July 1, 2024 through December 31, 2024.

For 2025, our Compensation Committee determined that the cash incentive awards for our NEOs, except for our President and CEO, Mr. Simpson, would be determined based on corporate and individual objectives. Given the CEO's substantial influence on the overall performance of the Company, the Compensation Committee believed it was appropriate and in the best interests of the Company to have Mr. Simpson's cash incentive awards be based solely upon the achievement of corporate objectives, and the independent Board members concurred. The Compensation Committee believes that including the achievement of individual goals as a component of our cash incentive award payouts is important to motivate our NEOs other than our CEO, as we continue to progress toward the commercial phase of our Company. For 2025, weightings allocated to corporate and individual objectives were as follows:

Name	Corporate Objectives Weighting	Individual Objectives Weighting
Curran Simpson	100%	—
Stephen Pakola, M.D.	75%	25%
Patrick J. Christmas	75%	25%

The Company’s annual cash incentive program, which is approved by the Compensation Committee and applicable to all employees, utilizes both a corporate performance multiplier and an individual performance multiplier. The corporate performance multiplier is based on the degree to which the Company’s objectives have been achieved during the relevant year; this multiplier is determined by the Compensation Committee and may range from 0 to 200% of target, provided that, if it is determined to be less than 50% of target, there will be no payout for the portion of our annual incentive program that is attributable to corporate performance. The individual performance modifier is based on the degree to which each employee’s individual objectives have been achieved during the relevant year; this multiplier is approved by the Compensation Committee for each of our NEOs and may range from 0 to 200% of target.

Corporate Objectives

Near the beginning of each year, our management recommends annual corporate objectives to our Compensation Committee and Board for approval. These objectives serve as the basis for determining our performance against key strategic and operating parameters for the year.

The Compensation Committee and the Board approved the corporate objectives and weightings for 2025 as reflected in the table below. At the time of approval, the Compensation Committee believed that these objectives were challenging, but attainable, and that attainment was uncertain.

Corporate Objective	Weighting (% of Corporate Objectives)
Deliver on late-stage prioritized program milestones for ABBV-RGX-314, RGX-202 and RGX-121	60%
Maintain financial strength of the Company to achieve corporate objectives, and conclude 2025 with capital resources to support key program drivers of value into 2027	15%
Leverage and strengthen our partnerships, increase shareholder value and enhance product portfolio	25%
Total	100%

Individual Objectives

Our President and CEO, in consultation with our other NEOs, identified individual objectives for each of our other NEOs near the beginning of 2025 that were specific to each of their respective areas of responsibility and supported meeting our corporate objectives. These individual objectives were then recommended to and approved by our Compensation Committee. At the time of approval, the Compensation Committee believed these objectives were challenging, but attainable, and that attainment was uncertain.

Our Compensation Committee, with input from our President and CEO, made a determination following the end of the year as to the level of achievement of the respective individual objectives by each of our NEOs, other than our President and CEO.

Determining Payouts of Annual Cash Incentives

With respect to our 2025 corporate objectives, our Board and Compensation Committee determined that we achieved a payout percentage of 97% of target based on our corporate performance. When assessing the payouts, the Board and Compensation Committee took into account our overall financial condition at the time and our performance relative to our annual corporate objectives. The Compensation Committee determined that all NEOs were instrumental in meeting our corporate objectives.

The determination of the Board and Compensation Committee regarding our performance relative to each corporate objective is shown in the following table:

Corporate Objective	Weighting (% of Corporate Objectives)	Performance Level	Percentage of Corporate Objective Achieved
Deliver on late-stage prioritized program milestones for ABBV-RGX-314, RGX-202 and RGX-121	60%	Substantially Achieved	54%
Maintain financial strength of the Company to achieve corporate objectives, and conclude 2025 with capital resources to support key program drivers of value into 2027	15%	Exceeded	17%
Leverage and strengthen our partnerships, increase shareholder value and enhance product portfolio	25%	Exceeded	26%
Total	100%		97%

Based on the Company’s level of performance in 2025 relative to our corporate goals, and based on the level of performance of each NEO other than our President and CEO in 2025 relative to individual goals, our NEOs earned the cash incentive awards shown in the following table for 2025:

			Allocation of Cash Incentive Award		Percentage of Objective Achieved
Name	Base Salary ($)	Target Cash Incentive Award (% of Base Salary)	Corporate Objectives	Individual Objectives	Corporate Objectives	Individual Objectives	Cash Incentive Award for 2025 ($)
Curran Simpson	665,510	60%	100%	—	97%	N/A	387,327
Stephen Pakola, M.D.	543,987	40%	75%	25%	97%	115%	220,859
Patrick J. Christmas	520,903	40%	75%	25%	97%	100%	203,673

Long-term Equity Incentives

Equity awards are crucial to a competitive compensation program for executives because they act as a powerful retention incentive. Equity ownership in our Company by our NEOs also aligns the interests of our NEOs with those of our stockholders and rewards our NEOs for their contributions to our long-term success. In determining the equity incentive awards for our NEOs in 2025, our Board, with respect to our President and CEO, and our Compensation Committee, with respect to our other NEOs, considered the roles and performance of each NEO as well as the benchmarking data and recommendations of the Compensation Committee’s independent compensation consultant, which included information regarding equity compensation received by executives at peer group companies, as well as broader survey data.

Our NEOs are granted one-time equity incentive awards upon joining the Company, or upon significant expansion of roles and responsibilities, as well as annual equity incentive awards. In 2025, our NEOs were given the option to receive their annual equity awards allocated as follows, with the total estimated grant date fair value of the equity awards being equal in each case: (i) 50% stock options and 50% RSUs, (ii) 75% stock options and 25% RSUs, or (iii) 100% stock options. We believe this optionality allows our NEOs to maximize the potential value of their equity awards based on individual circumstances and maintains alignment of the interests of our NEOs with those of our stockholders. Based on the considerations above and elections by each officer, our NEOs received the following awards of stock option and RSUs in 2025:

		Stock Awards		Option Awards
Name	Grant Date	Number of Shares	Grant Date Fair Value(1)	Exercise Price(2)	Number of Shares	Grant Date Fair Value(1)	Total Grant Date Fair Value(1)
Curran Simpson	1/2/2025	98,912	$777,448	$7.86	478,606	$2,350,302	$3,127,750
Stephen Pakola, M.D.	1/2/2025	64,293	$505,343	$7.86	103,698	$509,232	$1,014,575
Patrick J. Christmas	1/2/2025	—	—	$7.86	223,350	$1,096,810	$1,096,810

(1)
Amounts represent the aggregate grant date fair value of options and/or RSUs, as applicable, granted during 2025 calculated in accordance with FASB ASC Topic 718. See Note 11, “Stock-based Compensation,” to the financial statements included in our Annual Report for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.
(2)
Based on the closing price of our common stock on the grant date.

Shares of our common stock underlying the options in the above table will vest over a four-year period, with 25% of the shares vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company. Shares of our common stock underlying the RSUs in the above table will vest over a four-year period, with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the first day of the month in which the RSU was granted, provided that the recipient provides continuous service to the Company.

The Board, with respect to our President and CEO, and the Compensation Committee, with respect to our other NEOs, has also granted stock options and RSUs from time to time outside of our annual equity incentive awards and one-time awards upon joining the Company, in recognition of an NEO’s expanded role or continuing contributions to the Company’s performance, or for other reasons as may be considered appropriate. No such awards were granted to NEOs during 2025.

In January 2026, the Compensation Committee approved introducing performance stock units (“PSUs”) as a component of the Company’s long-term equity incentive program to further align executive compensation with the creation of stockholder value. PSU awards are earned over a requisite performance period and vest only if pre-established, objective performance goals are achieved, as determined by the Compensation Committee. Vested PSUs are settled in shares of Company stock, and the program is intended to promote sustained focus on long-term performance.

Timing of Equity Grants

The timing of annual equity compensation award grants has been generally consistent. Grants are typically made at the regularly scheduled meetings of our Compensation Committee in January, to provide grants to Company executives, and as of the date of our annual meeting of stockholders, to provide grants to the Board. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although when we make annual equity grants, the Compensation Committee and the Board review all elements of compensation at the same points in the year. We do not have any program, plan or practice to time grant dates of equity compensation awards to our executive officers in coordination with the release of material nonpublic information. The Board, with respect to our CEO, and the Compensation Committee, with respect to our other NEOs, may also grant equity awards from time to time in recognition of a NEO’s expanded duties and responsibilities or continuing contributions to the Company’s performance.

Health, Welfare and Retirement Benefits

Our NEOs are eligible to participate in our health and welfare plans to the same extent as all full-time employees are eligible, including reimbursement of certain medical expenses of the NEO or employee and, if applicable, his or her eligible dependents. We pay a portion of the premium cost for our group health plan for all participants, including our NEOs. Other health and welfare benefits include medical, dental, vision and life insurance, flexible spending accounts and short- and long-term disability.

We have established a 401(k) tax-deferred savings plan, which permits all participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code (the “Code”). We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching contributions to the 401(k) plan. From time to time in the course of the Company's history, the Compensation Committee has approved the payment of corporate housing costs and a related tax gross-up to certain NEOs in order to maximize the amount of time such NEOs can devote to Company business by minimizing commuting time to our headquarters from his or her personal residence in another state. No such benefits were paid to NEOs in 2025. We do not generally provide our NEOs with any other perquisites or personal benefits.

Our employee stock purchase plan permits participants, including our NEOs, to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our NEOs, to become our stockholders and better align their interests with those of our other stockholders.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our NEOs which, among other things, provide for certain severance and change in control payments under certain circumstances. We believe these potential benefits discourage turnover and allow our NEOs to respond to the possibility of a change in control without being influenced by the potential effects of a change in control on their job security. These potential benefits and our employment agreements with our NEOs are described in further detail under “—Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Anti-Hedging and Pledging Policy

As part of our policy against insider trading, our directors, officers, employees and certain other individuals are prohibited from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Additionally, such individuals are prohibited from engaging in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, except when receiving or exercising options granted by the Company. “Short sales” of the Company’s securities (sales of securities not already owned) are also prohibited. Furthermore, pledging of any Company securities is not permitted without the prior approval of the Company.

Clawback Policy

The Company has adopted a comprehensive Compensation Clawback Policy, which provides for the recoupment of any executive officer compensation that is granted, earned or vested based wholly or in part based on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures (“Incentive-Based Compensation”) in the event of an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (“Accounting Restatement”). In the event of an Accounting Restatement the executive officer must return the Incentive-Based Compensation to the extent it would not have been paid or awarded had the Accounting Restatement not occurred. This applies during a lookback period of the three completed fiscal years preceding the date we are required to prepare an Accounting Restatement, and the amounts to be reclaimed are as determined by the Board in its sole discretion. All executive officers are required to agree to this policy in writing.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information regarding outstanding and unexercised options and unvested RSUs held by each of our NEOs as of December 31, 2025. The number of shares subject to each award and, where applicable, the exercise price per share, reflects all changes as a result of our capitalization adjustments. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Option Awards(1)				Stock Awards(2)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)
Curran Simpson	1/3/2018	17,128	—	35.80	1/3/2028	—	—
	1/3/2019	46,000	—	40.82	1/3/2029	—	—
	1/2/2020	46,000	—	38.99	1/2/2030	—	—
	1/4/2021	62,300	—	44.97	1/4/2031	—	—
	1/3/2022	50,035	1,065	34.31	1/3/2032	2,675	38,520
	1/3/2023	38,636	14,350	22.25	1/3/2033	33,972	489,197
	1/2/2024	29,253	31,797	18.34	1/2/2034	28,846	415,382
	7/1/2024	96,400	175,789	11.07	7/1/2034	42,343	609,739
	1/2/2025	—	478,606	7.86	1/2/2035	98,912	1,424,333
Stephen Pakola, M.D.	4/17/2019	95,000	—	54.72	4/17/2029	—	—
	1/2/2020	42,600	—	38.99	1/2/2030	—	—
	1/4/2021	49,700	—	44.97	1/4/2031	—	—
	1/3/2022	41,615	885	34.31	1/3/2032	2,225	32,040
	1/3/2023	19,318	11,959	22.25	1/3/2033	45,294	652,234
	1/2/2024	24,378	26,497	18.34	1/2/2034	24,038	346,147
	8/1/2024	—	—	—	—	29,193(4)	420,379
	1/2/2025	—	103,698	7.86	1/2/2035	64,293	925,819
Patrick J. Christmas	8/18/2016	6,430	—	12.10	8/18/2026	—	—
	1/4/2017	641	—	19.50	1/4/2027	—	—
	1/3/2018	43,000	—	35.80	1/3/2028	—	—
	1/3/2019	45,000	—	40.82	1/3/2029	—	—
	1/2/2020	50,000	—	38.99	1/2/2030	—	—
	1/4/2021	62,500	—	44.97	1/4/2031	—	—
	1/3/2022	36,621	779	34.31	1/3/2032	1,975	28,440
	1/3/2023	41,212	15,307	22.25	1/3/2033	33,970	489,168
	1/2/2024	26,328	28,617	18.34	1/2/2034	25,961	373,838
	8/1/2024	—	—	—	—	28,223(4)	406,411
	1/2/2025	—	223,350	7.86	1/2/2035	—	—

(1)
Each option grant vests over a four-year period, with 25% of the shares underlying the option vesting after 12 months from the date of grant and the balance vesting in equal monthly installments over the 36 months thereafter, provided that the optionee provides continuous service to the Company.
(2)
Except as otherwise noted, RSUs vest over a four-year period, with 25% of the RSUs vesting on each of the first, second, third and fourth anniversaries of the first day of the month in which the RSUs were granted, provided that the recipient provides continuous service to the Company.
(3)
Amounts represent the market value, based on the last reported closing price of the Company’s common stock as of December 31, 2025 ($14.40), as reported by Nasdaq, of shares underlying RSUs held as of December 31, 2025.
(4)
RSUs vest over a two-year period, with 25% of the RSUs vesting every six months from the grant date, provided that the recipient provides continuous service to the Company.

Employment Agreements and Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our NEOs. Pursuant to each employment agreement in effect as of December 31, 2025, if we terminate the employment of the respective NEO without cause or if such NEO voluntarily resigns for good reason, as described in the respective agreement, then the NEO will be eligible to receive, contingent on timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary in equal monthly installments for 12 months. In addition, if the NEO elects to continue its health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), we will pay such terminated NEO's monthly COBRA premiums for nine months. If a terminated NEO obtains employment during the salary continuation period, then we will cease to be obligated to make any further payments to the terminated NEO.

If we terminate the employment of an NEO without cause or if such NEO voluntarily resigns for good reason immediately prior to or during the 18 months following a change in control, as such term is defined in our 2015 Equity Incentive Plan and 2025 Equity Incentive Plan, then the NEO will be eligible to receive, contingent on the NEO timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary, plus an amount equal to the NEO's annual target bonus divided by 12, in equal monthly installments for 12 months. In addition, if the NEO elects to continue its health insurance coverage under COBRA, we will pay such terminated NEO's monthly COBRA premiums for 12 months. All outstanding unvested options and RSUs that were outstanding as of the date of a change in control will vest if we or our successor terminates the employment of an NEO without cause or if such officer voluntarily resigns for good reason during the remaining vesting period.

For purposes of the employment agreements, the term “cause” generally includes: (i) the conviction of, or the entering a plea of guilty or no contest to or for, any felony or any crime involving moral turpitude; (ii) the commission of a material breach of any of the covenants, terms and provisions of the respective employment agreement or the proprietary information and inventions agreement entered into as a condition of employment; (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board in its reasonable sole discretion; (iv) the failure to perform assigned duties or responsibilities (other than a failure resulting from disability); or (v) the violation of any federal or state law or regulation applicable to the Company’s business.

For purposes of the employment agreements, the term “good reason” generally includes: (i) a significant reduction in duties or responsibilities, or removal from the position contemplated by the agreement; (ii) a significant reduction (30% or more) in base salary as in effect immediately prior to such reduction; or (iii) a significant reduction in the type or level of employee benefits to which the respective individual is entitled that results in a significant reduction to the overall benefits package, as determined by the Board in its sole discretion; or (iv) relocation of the respective individual’s principal workplace by more than 35 miles from the primary office where he or she performed services prior to the relocation.

For purposes of the employment agreements and as defined in our 2015 Equity Incentive Plan and 2025 Equity Incentive Plan, the term “change in control” generally includes: (i) any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with or into any other entity which results in our stockholders owning 50% or less of the surviving entity’s stock or its parent’s stock; or (iv) individuals who are members of our Board (the “Incumbent Board”), including individuals who are approved or recommended by a majority of the members of the Incumbent Board, ceasing to constitute at least a majority of the members of our Board over a period of 12 months.

The severance benefits that our NEOs may be entitled to receive under these agreements, as well as other benefits that our NEOs may be entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Section 4999 of the Code. If these payments are determined to be parachute payments, as calculated by our independent registered public accounting firm, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the relevant NEO to receive a greater net after-tax amount than the NEO would receive absent a reduction.

Furthermore, in connection, as applicable, with their employment, each of our NEOs entered into our standard form of proprietary information and inventions agreement with us. This agreement provides that the respective NEO is generally prohibited for one year after termination of employment from, directly or indirectly, soliciting our employees or customers, or competing against us.

Securities Authorized for Issuance under Equity Incentive Plans

The following table provides information as of December 31, 2025 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. We do not have any equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Other Rights			Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	14,415,762	(1)	(2)	$25.26	(3)	6,472,960	(4)
Equity compensation plans not approved by security holders	—			—		—
Total	14,415,762			$25.26		6,472,960

(1)
Includes 11,565,689 shares of common stock issuable upon exercise of outstanding options under all existing equity compensation plans. Of these shares, 11,549,639 were subject to options then outstanding under our 2015 Equity Incentive Plan (the “2015 Plan”) and 16,050 were subject to options then outstanding under our 2025 Equity Incentive Plan (the “2025 Plan”).
(2)
Includes 2,850,073 shares subject to unvested RSUs under all existing equity compensation plans that will entitle the holder to one share of common stock for each unit that vests upon completion of required service conditions. Of these shares, 2,734,821 were subject to unvested RSUs under the 2015 Plan and 115,252 were subject to unvested RSUs under the 2025 Plan.
(3)
Does not take into account RSUs, which have no exercise price.
(4)
Represents 5,717,654 shares of common stock available for issuance under the 2025 Plan and 755,306 shares of common stock available for issuance under our 2015 Employee Stock Purchase Plan (the “ESPP”). On the first business day of each year, the number of shares reserved under the ESPP is automatically increased by the lesser of 1% of the total number of shares of common stock that are outstanding on the last business day of the prior fiscal year or such lesser number as may be approved by the Board. No additional shares became available for issuance under the ESPP in January 2026. The 2015 Plan expired on June 17, 2025.

Pay Versus Performance

The following table provides the total compensation, as reported in the Summary Compensation Table ("SCT"), and the compensation actually paid ("CAP") to our Principal Executive Officer ("PEO") and, on an average basis, our other NEOs ("non-PEO NEOs") for each of the years specified, alongside our total shareholder return ("TSR") and net income (loss).

Year	SCT Total for PEO (Simpson)(1) ($)	CAP to PEO (Simpson)(1)(2)(3) ($)	SCT Total for PEO (Mills)(1) ($)	CAP to PEO (Mills)(1)(2)(3) ($)	Average SCT Total for Non-PEO NEOs(4) ($)	Average CAP to Non-PEO NEOs(2)(5) ($)	Value of Initial Fixed $100 Investment Based on TSR(6) ($)	Net Income (Loss)(7) ($ thousands)
2025	4,200,712	9,333,160	—	—	1,920,529	3,856,265	63.49	(193,878)
2024	4,784,543	1,874,006	5,507,038	(253,329)	2,764,773	819,073	34.08	(227,102)
2023	—	—	5,916,713	3,045,660	2,964,952	2,046,457	79.14	(263,494)

(1)
Kenneth T. Mills served as PEO in 2023 and through July 1, 2024. Curran Simpson has served as PEO since July 1, 2024. Amounts reported for Messrs. Simpson and Mills for 2024 include the total compensation for the year, including the periods of the year in which they did not serve as PEO.
(2)
Reflects the CAP calculated in accordance with SEC rules. CAP includes unpaid amounts of equity compensation that may be realizable in future periods, and as such, does not fully represent the actual final amount of compensation earned or actually paid during the year. For each year presented, CAP is equal to total compensation reported in the SCT for the year, adjusted as follows: (i) less compensation reported in the SCT related to equity awards which is based on the grant date fair value of equity awards granted during the reporting year, (ii) plus the reporting year-end fair value of equity awards granted during the reporting year that were outstanding and unvested as of the end of the reporting year, (iii) plus the change in fair value from the end of the prior year to the end of the reporting year of equity awards granted in prior years that were outstanding and unvested as of the end of the reporting year, (iv) plus the change in fair value from the end of the prior year to the vesting date for equity awards granted in prior years that vested in the reporting year. None of the equity awards granted to NEOs during the reporting years presented vested in the same reporting year as the grant and there were no forfeitures of equity awards granted to NEOs during any of the reporting years presented. There were no dividends, dividend equivalents or other earnings paid on equity awards granted to NEOs during any of the reporting years presented. The fair values of equity awards used to determine CAP were calculated in accordance with FASB ASC Topic 718 using similar methodologies and assumptions as those used to calculate the grant date fair values of equity awards reported in the SCT.
(3)
Reflects the CAP to PEO for each of the years presented using the calculations discussed in footnote 2 above. The following table presents a reconciliation of total compensation reported in the SCT to CAP to our PEO for 2025:

Reconciliation of SCT Total to CAP to PEO (Curran Simpson)
Year	SCT Total ($)	Grant Date Fair Value of Awards Granted During the Year Included in SCT Total ($)	Year-end Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year-end ($)	Change in Fair Value During the Year of Equity Awards Granted in Prior Years Outstanding and Unvested at Year-end ($)	Change in Fair Value from Prior Year-end to Vesting Date of Equity Awards Granted in Prior Years That Vested During the Year ($)	CAP ($)
2025	4,200,712	(3,127,750)	6,354,174	1,802,612	103,412	9,333,160

(4)
Reflects the average total compensation of our non-PEO NEOs as reported in the SCT for each of the years presented. For 2025, our non-PEO NEOs were Stephen Pakola and Patrick J. Christmas. For 2024, our non-PEO NEOs were Mitchell Chan, Stephen Pakola, Olivier Danos, Patrick J. Christmas and Vit Vasista (former EVP, Chief Financial Officer). For 2023 , our non-PEO NEOs were Vit Vasista, Curran Simpson, Stephen Pakola and Olivier Danos. Since the makeup of our non-PEO NEOs may change from year to year, the amounts reported in this table for years prior to 2025 will not necessarily be equal to the average total compensation of our non-PEO NEOs reported for such years in the SCT of this Proxy Statement.
(5)
Reflects the average CAP to our non-PEO NEOs for each of the years presented using the calculations discussed in footnote 2 above. Refer to footnote 4 above for the identification of our non-PEO NEOs for each of the years presented. The following table presents a reconciliation of the average total compensation reported in the SCT to CAP for our non-PEO NEOs for 2025:

Reconciliation of SCT Total to CAP for Average of Non-PEO NEOs
Year	SCT Total ($)	Grant Date Fair Value of Awards Granted During the Year Included in SCT Total ($)	Year-end Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year-end ($)	Change in Fair Value During the Year of Equity Awards Granted in Prior Years Outstanding and Unvested at Year-end ($)	Change in Fair Value from Prior Year-end to Vesting Date of Equity Awards Granted in Prior Years That Vested During the Year ($)	CAP ($)
2025	1,920,529	(1,055,693)	2,147,275	804,879	39,275	3,856,265

(6)
For each reporting year presented, amount represents the cumulative TSR on our common stock between December 31, 2022 and the end of the reporting year, assuming an investment of $100 in our common stock at the closing price on December 31, 2022 and the reinvestment of dividends, if any. Information used for this calculation was obtained from the Nasdaq Stock Market LLC, a financial data provider and a source believed to be reliable. The Nasdaq Stock Market LLC is not responsible for any errors or omissions in such information.
(7)
As reported in our audited consolidated financial statements accompanying our Annual Report on Form 10-K for the years ended December 31, 2025, 2024 and 2023.

The pay versus performance table above compares compensation actually paid to NEOs to the Company's TSR and net income (loss) for each of the periods presented. Net income (loss) does not necessarily represent the most important financial performance measure used by the Company to link compensation actually paid to NEOs to Company performance. While net income (loss) and other financial measures may be used as performance measures under the Company’s incentive plans, non-financial performance measures may have a more significant impact on our executive compensation programs. The limited use of financial performance measures to determine executive compensation reflects the life cycle stage of the Company, with our incentive plans primarily focused on the advancement of our product candidate pipeline and achievement of milestones. Because we are not a commercial-stage company, and currently operate at a net loss, financial performance measures are not as pertinent as other non-financial measures that we use to align executive compensation with our performance. For further discussion of the factors that influence our executive compensation program, please refer to the Narrative to Summary Compensation Table section of this Proxy Statement.

The following graphs illustrate the relationships between the compensation actually paid to our NEOs and our (i) TSR and (ii) net income (loss), as disclosed in the pay versus performance table above for each of the years presented.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Total Shareholder Return
$120
$100
$80
$60
$40
$20
$-
Compensation Actually Paid ($ millions)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
-$1.0
2022
2023
2024
2025
PEO CAP (Curran Simpson)
PEO CAP (Kenneth T. Mills)
Average Non-PEO NEO CAP
RGNX TSR

Relationship Between Compensation Actually Paid and Net Income (Loss)
Net Income (Loss) ($ millions)
Compensation Actually Paid ($ millions)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
$(100)
$(200)
$(300)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
-$1.0
-$2.0
-$3.0
2023
2024
2025
PEO CAP (Curran Simpson)
PEO CAP (Kenneth T. Mills)
Average Non-PEO NEO CAP
Net Income (Loss)

PROPOSAL 4:

APPROVE A STOCK OPTION EXCHANGE FOR OUR NON-EXECUTIVE EMPLOYEES

We are seeking shareholder approval of an option exchange program (the "Employee Option Exchange"), that would allow eligible employees who do not have the title of president or executive vice president (collectively, the "Executive Employees") and are not members of our Board of Directors to exchange significantly out-of-the-money or “underwater” stock options, meaning outstanding stock options that have an exercise price that is significantly greater than the market price for our stock, for the issuance of new stock options that will be exercisable for fewer shares of our common stock, with an exercise price equal to the fair market value of our common stock on a new grant date and with new vesting terms. The new stock options will have a term of eight years from the date of grant.

We propose offering this program to non-executive employees because it represents a less dilutive and more cost-effective approach to retention and incentives than granting additional equity awards or increasing cash compensation. The Employee Option Exchange is intended to restore the incentive value of existing equity for these employees, support retention and motivation in a competitive labor market, and strengthen the alignment of employee interests with long-term stockholder value.

The proposed Employee Option Exchange has the following key features:

•
Executive Employees and members of our Board of Directors will not be eligible to participate in the Employee Option Exchange;
•
Options must have an exercise prices at or above $18.00 and must have been outstanding for at least two years as of the end of the tender offer period to be eligible; only stock options are eligible;
•
Exchange ratios are tiered based on the value of the stock options being exchanged, with ratios ranging from 1.25:1 to 7.0:1, and no stock options will be exchanged on a 1:1 basis;
•
Replacement options will be subject to vesting requirements over a two-year period;
•
Stock options surrendered in the Employee Option Exchange in excess of the number of new replacement options issued will be added to the number of shares available for future issuance under our 2025 Equity Incentive Plan; and
•
The overall program is designed to be approximately fair value neutral and to reduce net option overhang.

Background

As a clinical-stage biotechnology company, we rely heavily on the talent and dedication of our employees to advance our product candidates and execute our strategic objectives. Equity compensation is a critical component of our total rewards program, serving as a key tool to attract, retain, and motivate the skilled professionals essential to our success. Despite our promising pipeline and platform technology, our stock price has faced significant pressure in recent years, reflecting both industry-wide trends in the biotechnology sector and company-specific challenges. Our existing employees have remained dedicated and they are key to delivering on our strategic priorities. Retaining their know-how and services is critical to our ability to execute on our strategic plan, and the Employee Option Exchange is designed to help retain these employees over a multiyear period.

Our stock options currently outstanding represent awards granted over approximately the last 10 years. Over that period, our stock price has ranged from $5.04 to $85.10 per share, resulting in a wide range of strike prices under our currently outstanding options. Our highest quoted stock price of $85.10 per share was in July 2018 and is approximately 10.2 times the $8.38 per share closing price of our common stock on The Nasdaq Global Select Market on March 31, 2026. The decline in our stock price since its high in 2018 has been driven by many factors. Many of the factors adversely affecting our stock price are outside of our control, including macro-economic trends and risks such as increased inflation, higher interest rates, as well as other trends such as declining investor sentiment in the biotechnology sector, and specifically the AAV gene therapy industry, driven largely by increased regulatory uncertainty and certain safety and efficacy data reported by peer companies in our sector. We do not anticipate implementing a similar option exchange program on a recurring basis and view the Employee Option Exchange Program as an infrequent measure intended to address the specific circumstances described in this Proposal. Our employees have remained committed and are essential to delivering on our strategic priorities. Retaining their expertise and continued service is critical to the execution of our strategic plan, and the Employee Option Exchange is intended to support retention over a multi-year period.

Employee Option Exchange Program Considerations

Our management and Compensation Committee have determined that an Employee Option Exchange would be the least dilutive to stockholders and would reduce the overhang from our equity incentive plans, while promoting retention among employees and minimizing cash expenditures. The Compensation Committee determined that an option-for-option exchange was preferable to granting other forms of equity awards.

In response to published investor policies and proxy advisor guidelines, the Compensation Committee determined that excluding Executive Employees and members of our Board of Directors from the Employee Option Exchange was appropriate, and that a separate proposal is presented for Executive Employees as Proposal 5 in this Proxy Statement. The Compensation Committee evaluated other alternatives with a focus on a less dilutive and more cost-efficient method of supporting retention and incentive alignment than issuing additional equity awards or increasing cash compensation. After careful consideration, upon the recommendation of our Compensation Committee, our Board of Directors determined that the Employee Option Exchange was the most attractive alternative for the Company, its stockholders, and its employees for the reasons set forth in more detail in the section below entitled “Rationale for Employee Option Exchange.”

As of March 31, 2026, employees eligible to participate in the Employee Option Exchange Program, held options to purchase 3,861,570 shares of our common stock with a weighted average exercise price of $26.48 per share. Of these stock options, 2,939,076, or 76%, have been outstanding for at least two years and have an exercise price equal to or greater than $18.00 per share and would therefore be eligible for the Employee Option Exchange, if approved by stockholders.

These eligible stock options have a weighted average exercise price of $32.07 per share. The $18.00 per share threshold exercise price of the eligible stock options is approximately 2.1 times the $8.38 per share closing price of our common stock on The Nasdaq Global Select Market on March 31, 2026, shortly before the date on which our Board of Directors authorized the Employee Option Exchange.

Rationale for Employee Option Exchange

Restoration of Performance Incentives and Employee Retention.

The significant majority of our employees have specialized scientific training and are engaged in research and development activities, including preclinical, clinical and manufacturing-related functions. We face significant competition for attracting and retaining experienced personnel in our industry, and equity awards are one of the pillars of our incentive compensation. We believe that significantly underwater stock options are less effective as performance and retention incentives because they provide little perceived value to option holders. On March 31, 2026, 82% of our outstanding stock options held by employees, other than our Executive Employees, were underwater, and 76% of the outstanding stock options are significantly underwater and would be eligible for exchange if this Proposal 4 is approved. We believe that failure to address this issue in the near to medium term will make it more difficult for us to motivate and retain employees, which could negatively impact our business and results of operations. As discussed in more detail below, none of the new stock options issued under the Employee Option Exchange will be vested on the date of grant. Stock options issued in the Employee Option Exchange will vest over a two-year period following the date of grant, with 50% vesting one year after the date of grant and the remaining 50% vesting two years after the date of grant. Vesting will be subject to the applicable employee's continued service through each vesting date.

Realignment of Stockholder and Employee Interests.

The Employee Option Exchange is designed to be compatible with the interests of our stockholders. Exchange ratios are intended to result in an approximately "value for value" exchange, meaning that the accounting fair value of replacement options will be approximately equal to the fair value of the surrendered options as measured at a date shortly before the Record Date. We believe that the Employee Option Exchange would support our ability to retain our talented employees and reduce the costs and disruptions associated with employee turnover, thereby allowing our employees to focus on working toward achievement of our strategic priorities. As an alternative to increased cash compensation, the Employee Option Exchange would allow us to focus cash reserves on advancing our pipeline of gene therapy product candidates toward regulatory approval and commercialization.

Reduction of Stock Overhang.

As of March 31, 2026, we had a total of 11,579,090 shares of common stock subject to outstanding stock options under our equity incentive plans, with a range in exercise prices from $5.92 per share to $75.30 per share. As a result, we have developed a significant stock option "overhang" consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Not only do the underwater stock options have diminished employee retentive value, but they also cannot be removed from our equity award overhang until they are exercised, expire, or are otherwise cancelled (for example, after termination of an employee's service with the Company).

This overhang represents potential future dilution that could result over the life of the grants. Pursuant to the Employee Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. The number of shares covered by the new stock options are based on exchange ratios, as described further in the section titled “Exchange Ratios” below, developed using a model to value the old grant of stock options relative to the projected value of the new grant of stock options, such that the new stock options will have a fair value, on an aggregate basis, similar to the fair value of the eligible stock options they replace.

If all eligible stock options are exchanged in the Employee Option Exchange, we estimate that the net reduction in overhang of outstanding stock options would be 14.0% of our stock option overhang and 2.4% of our fully diluted share count, based on 67,829,507 fully diluted shares outstanding as of March 31, 2026 (assuming exercise of all outstanding stock options, vesting of all outstanding restricted stock units and exercise of all outstanding warrants). For additional detail, see “Additional Considerations—Impact of Employee Option Exchange on Number of Options Issued” below.

Structure of the Employee Option Exchange

The following is a summary of the terms of the Employee Option Exchange recommended by our Compensation Committee and adopted by our Board of Directors, subject to stockholder approval.

Eligible Participants.

The Employee Option Exchange will be available to employees, excluding Executive Employees and members of our Board of Directors, who are both employed by us and hold outstanding eligible stock options, other than those employees who have been informed of a future separation date from the Company or its subsidiaries, as of the Employee Option Exchange grant date. Members of our Board of Directors and our Executive Employees are not eligible to participate in the Employee Option Exchange. As of March 31, 2026, eligible stock options were held by approximately 269 employees, representing approximately 74% of our non-executive employees. Participants in the Employee Option Exchange must continue to be employed by us on the date the surrendered options are cancelled and replacement stock options are granted.

Any employee holding eligible stock options who elects to participate in the Employee Option Exchange, but whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death, or disability, would retain his or her eligible stock options subject to their existing terms and would not be eligible to receive new stock options in the Employee Option Exchange.

Eligible Stock Options.

An eligible stock option includes any stock option held by an eligible employee that has an exercise price greater than or equal to $18.00 per share and has been outstanding for at least two years as of the end of the tender offer period. The last stock options granted by the Company with an exercise price greater than or equal to $18.00 per share were granted in January 2024.

As of March 31, 2026, eligible stock options to purchase 2,939,076 shares of common stock under our equity plans were outstanding and held by eligible non-executive employees, with a weighted average exercise price of $32.07 per share and with a weighted average remaining life of 5.3 years. These eligible stock options represent 4.3% of our fully diluted share count as of March 31, 2026, assuming exercise of all outstanding stock options, vesting of all outstanding restricted stock units and exercise of all outstanding warrants. If all of these eligible stock options are exchanged and replaced by new stock options in accordance with the exchange ratios described below under the section heading “Exchange Ratios,” the number of outstanding stock options under our equity plan would be reduced by 1,620,107 shares, representing 2.4% of our fully diluted share count as of March 31, 2026.

Exchange Ratios; Exercise Price of New Options.

The Employee Option Exchange is not a one-for-one exchange. In consultation with an outside advisor, our Compensation Committee developed and recommended, and our Board of Directors endorsed, the exchange ratios for the Employee Option Exchange to result in a fair value of the new stock options that will be similar, on an aggregate basis, to the fair value of the eligible stock options that employees would surrender.

At a date shortly after the Record Date, the final exchange ratios were approved by our Compensation Committee. The exchange ratios are based on the fair value of the eligible stock options (calculated using Black-Scholes option pricing model) within the relevant grant date and exercise price groupings. Calculation of fair value takes into account variables such as the volatility of our stock, interest rates, and the expected terms of our stock options.

We established the exchange ratios by grouping together eligible stock options with similar grant dates and exercise prices. At the time our Board of Directors approved the general design of the Employee Option Exchange, the fair market value of our common stock was $8.53 per share (the closing price of our common stock on The Nasdaq Global Select Market on April 2, 2026).

As shown in the table below, the applicable exchange ratios will vary based on the grant date and exercise price of the eligible stock option.

Grant Date Range	Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted-average Remaining Life (Years)	Exchange Ratio (Surrendered Stock Options to New Stock Options)*
Granted in 2017 and 2018	$18.00 and above	296,821	1.7	7.0 to 1
Granted in 2019 and 2020	$20.00 to $29.99	30,287	4.4	3.25 to 1
	$30.00 to $39.99	367,796	3.8	4.5 to 1
	$40.00 and above	349,534	3.0	7.0 to 1
Granted in 2021 to date	$18.00 to $19.99	614,304	7.7	1.25 to 1
	$20.00 to $29.99	546,628	6.7	1.50 to 1
	$30.00 to $39.99	441,589	5.7	2.25 to 1
	$40.00 and above	292,117	4.8	3.50 to 1
Totals		2,939,076	5.3

*The total number of shares of common stock issuable upon exercise of new stock options will be determined by dividing the number of shares underlying the surrendered stock option by the applicable exchange ratio and rounding down to the nearest whole share.

Vesting Schedules for New Options.

New stock option awards will not be vested on the date of grant. All new stock options issued in the Employee Option Exchange will vest over a two-year period following the date of grant, with 50% vesting one year after the date of grant and the remaining 50% vesting two years after the date of grant. Vesting will be subject to the applicable employee's continued service through each vesting date. Vesting will be subject to the applicable employee's continued service through each vesting date.

This new vesting schedule supports the nature of stock options as an incentive vehicle, recognizes the prior services and contributions of eligible employees, and provides us with a valuable additional period of employee retention during an important time for the Company.

Term for New Options.

The new stock options will have a term of eight years from the date of grant.

Timing of Implementation of the Employee Option Exchange.

Our Board intends to consummate the Employee Option Exchange shortly after the receipt of approval by stockholders. Our Board of Directors reserves the right in its discretion to amend, postpone, or, under certain circumstances, cancel the Employee Option Exchange once it has commenced, but the Employee Option Exchange will not be materially amended from the terms described in this proxy statement and in the tender offer statement in a manner that is more beneficial to eligible participants without first seeking additional stockholder approval.

Impact of Employee Option Exchange on Surrendered Options.

The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Employee Option Exchange will become available for future issuance under our 2025 Equity Incentive Plan, which was adopted upon shareholder approval in May 2025. Assuming all eligible non-executive employees participate in the Employee Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 1,620,107 shares of common stock underlying stock options that are surrendered under the Employee Option Exchange but not immediately replaced by new stock options. We believe this potential reduction in stock option overhang will allow us to maximize the value of shares authorized for future issuance under our 2025 Equity Incentive Plan.

Employee Option Exchange Process.

Additional information regarding how we expect to conduct the Employee Option Exchange, provided it is approved by stockholders, is set forth below. We may decide not to implement the Employee Option Exchange even if we obtain stockholder approval, or we may delay, amend, or terminate the Employee Option Exchange once it is in progress. Additionally, while we expect the terms of the Employee Option Exchange to conform to the material terms described in this Proposal 4, we may find it necessary or appropriate to change the terms of the Employee Option Exchange in response to Company policy decisions or to comply with any comments we may receive from the SEC. The final terms of the Employee Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.

Overview of the Employee Option Exchange Process.

We expect to commence the Employee Option Exchange as soon as practicable after the receipt of approval by stockholders at the Annual Meeting. We refer to the date we commence the Employee Option Exchange as the “Commencement Date.” Upon commencement of the Employee Option Exchange, eligible employees holding eligible stock options will receive a written exchange offer setting forth the terms of the Employee Option Exchange and may voluntarily elect to participate. The written offer will be governed by the tender offer rules of the SEC.

On or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. We will give eligible option holders at least 20 business days to elect to participate in the Employee Option Exchange (i.e., the tender offer period). Eligible option holders may choose which eligible stock options they wish to exchange and may choose not to exchange portions of eligible stock options. Upon completion of the Employee Option Exchange (i.e., the end of the tender offer period), surrendered stock options will be cancelled and new stock options will be granted.

Our equity incentive plans, along with the terms set forth in the applicable award agreements for the new stock options, will govern all terms and conditions of new stock options not specifically addressed by the Employee Option Exchange described in this Proxy Statement, including treatment of the new stock options following termination of employment. Additionally, new stock options granted under the Employee Option Exchange will be non-qualified stock options for U.S. federal income tax purposes.

Election to Participate.

Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Employee Option Exchange. If you are both a stockholder and an eligible employee holding stock options that may be subject to the Employee Option Exchange, please note that voting to approve the Employee Option Exchange pursuant to this Proposal 4 does not constitute an election to participate in the Employee Option Exchange.

Additional Considerations.

Impact of Employee Option Exchange on Surrendered Options.

Assuming all eligible employees participate in the Employee Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 1,620,107 shares of common stock underlying stock options that are surrendered under the Employee Option Exchange but not immediately replaced by new stock options. The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Employee Option Exchange will become available for future issuance under the 2025 Equity Incentive Plan.

The following table illustrates the impact of the Employee Option Exchange, grouped together by exchange ratios for each grant date and exercise price range, on the number of stock options outstanding as of March 31, 2026, assuming that 100% of employees eligible to participate as of March 31, 2026, exchange 100% of their eligible stock options in the Employee Option Exchange.

Grant Date Range	Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted-average Exercise Price per Share	Exchange Ratio	Total New Options Granted	Potential Net Shares*
Granted in 2017 and 2018	$18.00 and above	296,821	$32.21	7.0 to 1	42,401	254,420
Granted in 2019 and 2020	$20.00 to $29.99	30,287	$28.82	3.25 to 1	9,319	20,968
	$30.00 to $39.99	367,796	$38.01	4.5 to 1	81,732	286,064
	$40.00 and above	349,534	$51.42	7.0 to 1	49,933	299,601
Granted in 2021 to date	$18.00 to $19.99	614,304	$18.41	1.25 to 1	491,443	122,861
	$20.00 to $29.99	546,628	$22.67	1.50 to 1	364,418	182,210
	$30.00 to $39.99	441,589	$34.22	2.25 to 1	196,261	245,328
	$40.00 and above	292,117	$44.68	3.50 to 1	83,462	208,655
Totals		2,939,076	$32.07		1,318,969	1,620,107

*The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Employee Option Exchange will become available for future grants under our 2025 Equity Incentive Plan.

Effect on Stockholders

Under the terms of the Employee Option Exchange, the new stock options are meant to have a fair value that will be similar, on an aggregate basis, to the fair value of the cancelled stock options they would replace. While we cannot predict how many employees will elect to participate in the Employee Option Exchange, assuming that 100% of employees eligible as of March 31, 2026, participate in the Employee Option Exchange and exchange 100% of their eligible stock options, and based on the approved exchange ratios, eligible stock options to purchase 2,939,076 shares of common stock may be surrendered and cancelled in the Employee Option Exchange, which would result in the Company issuing stock options for 1,318,969 shares of common stock and would result in a net reduction in our stock option overhang of 1,620,107 shares of common stock equivalent.

Accounting Impact Expected to be Immaterial

The incremental compensation expense associated with the Employee Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock options granted to participants in the Employee Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. The Employee Option Exchange will not result in the reversal of any expenses. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.

Material U.S. Federal Income Tax Consequences of the Employee Option Exchange

The exchange of stock options pursuant to the Employee Option Exchange is expected to be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of our common stock on the grant date. Neither the Company nor the participants in the Employee Option Exchange should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. New stock options granted under the Employee Option Exchange will be non-qualified stock options for U.S. federal income tax purposes.

This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the Employee Option Exchange that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-U.S. tax consequences of participating in the Employee Option Exchange. Each participant is advised to consult his or her personal tax advisor concerning the application of the U.S. federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local, or non-U.S. tax laws before taking any actions with respect to his or her stock options eligible for the Employee Option Exchange. The U.S. Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change. Tax effects may vary in other countries. A more detailed summary of the applicable tax considerations to eligible participants will be provided to them in connection with the offer when it is commenced.

Vote Required

In order for Proposal 4 to pass, the number of votes cast “For” Proposal 4 must exceed the number of votes cast “Against” Proposal 4. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal. If you are both a stockholder and an eligible employee holding eligible stock options, please note that voting for the Employee Option Exchange does not constitute an election to participate in the Employee Option Exchange.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS a vote “For” the APPROVAL OF A STOCK OPTION EXCHANGE FOR OUR NON-EXECUTIVE EMPLOYEES.

PROPOSAL 5:

APPROVE A STOCK OPTION EXCHANGE FOR OUR EXECUTIVE EMPLOYEES

We are seeking shareholder approval of an option exchange program (the "Executive Employee Option Exchange") that would allow eligible employees who have the title of president or executive vice president (collectively the "Executive Employees") to exchange significantly out-of-the-money or “underwater” stock options, meaning outstanding stock options that have an exercise price that is significantly greater than the market price for our stock, for the issuance of new stock options that will be exercisable for fewer shares of our common stock, with an exercise price equal to the fair market value of our common stock on a new grant date and with new vesting terms. The new stock options will have a term of eight years from the date of grant.

We propose offering this program to Executive Employees because our executive team has rare and critical gene therapy drug development expertise, given their tenure with the Company, as well as decades of relevant industry experience. The employees that comprise our executive team would be difficult to replace and inability to retain such employees will negatively impact the business, especially during this critical time with key milestones ahead. Additionally, the program represents a less dilutive and more cost-effective approach to retention and incentives than granting additional equity awards or increasing cash compensation. The Executive Employee Option Exchange is intended to restore the incentive value of existing equity for these employees, support retention and motivation in a competitive labor market, and strengthen the alignment of employee interests with long-term stockholder value.

The proposed Executive Employee Option Exchange has the following key features:

•
Non-employee members of our Board of Directors will not be eligible to participate in the Executive Employee Option Exchange;
•
Options must have an exercise prices at or above $18.00 and must have been outstanding for at least two years as of the end of the tender offer period to be eligible; only stock options are eligible;
•
Exchange ratios are tiered based on the value of the stock options being exchanged, with ratios ranging from 1.25:1 to 7.0:1, and no stock options will be exchanged on a 1:1 basis;
•
Replacement options will be subject to vesting requirements over a two-year period;
•
Stock options surrendered in the Executive Employee Option Exchange in excess of the number of new replacement options issued will be added to the number of shares available for future issuance under our 2025 Equity Incentive Plan; and
•
The overall program is designed to be approximately fair value neutral and to reduce net option overhang.

Background

As a clinical-stage biotechnology company, we rely heavily on the talent and dedication of our employees to advance our product candidates and execute our strategic objectives. Equity compensation is a critical component of our total rewards program, serving as a key tool to attract, retain, and motivate the skilled professionals essential to our success. Despite our promising pipeline and platform technology, our stock price has faced significant pressure in recent years, reflecting both industry-wide trends in the biotechnology sector and company-specific challenges. Our Executive Employees have remained dedicated and they are key to delivering on our strategic priorities. Retaining their know-how and services is critical to our ability to execute on our strategic plan, and the Executive Employee Option Exchange is designed to help retain these employees over a multiyear period.

Our stock options currently outstanding represent awards granted over approximately the last 10 years. Over that period, our stock price has ranged from $5.04 to $85.10 per share, resulting in a wide range of strike prices under our currently outstanding options. Our highest quoted stock price of $85.10 per share was in July 2018 and is approximately 10.2 times the $8.38 per share closing price of our common stock on The Nasdaq Global Select Market on March 31, 2026. The decline in our stock price since its high in 2018 has been driven by many factors. Many of the factors adversely affecting our stock price are outside of our control, including macro-economic trends and risks such as increased inflation, higher interest rates, as well as other trends such as declining investor sentiment in the biotechnology sector, and specifically the AAV gene therapy industry, driven largely by increased regulatory uncertainty and certain safety and efficacy data reported by peer companies in our sector. We do not anticipate implementing a similar option exchange program on a recurring basis and view the Executive Employee Option Exchange Program as an infrequent measure intended to address the specific circumstances described in this Proposal. Our Executive Employees have remained committed and are essential to delivering on our strategic priorities. Retaining their expertise and continued service is critical to the execution of our strategic plan, and the Executive Employee Option Exchange is intended to support retention over a multi-year period.

Executive Employee Option Exchange Program Considerations

Our management and Compensation Committee have determined that an Executive Employee Option Exchange would be the least dilutive to stockholders and would reduce the overhang from our equity incentive plans, while promoting retention among employees and minimizing cash expenditures. The Compensation Committee determined that an option-for-option exchange was preferable to granting other forms of equity awards.

In response to published investor policies and proxy advisor guidelines, the Compensation Committee determined that a proposal for only Executive Employees and excluding non-employee members of our Board of Directors was appropriate. The Compensation Committee evaluated other alternatives with a focus on a less dilutive and more cost-efficient method of supporting retention and incentive alignment than issuing additional equity awards or increasing cash compensation. After careful consideration, upon the recommendation of our Compensation Committee, our Board of Directors determined that the Executive Employee Option Exchange was the most attractive alternative for the Company, its stockholders, and its employees for the reasons set forth in more detail in the section below entitled “Rationale for Executive Employee Option Exchange.”

As of March 31, 2026, Executive Employees eligible to participate in the Executive Employee Option Exchange Program held options to purchase 4,412,486 shares of our common stock with a weighted average exercise price of $21.97 per share. Of these stock options, 2,128,977, or 48%, have been outstanding for at least two years and have an exercise price equal to or greater than $18.00 per share and would therefore be eligible for the Executive Employee Option Exchange, if approved by stockholders.

These eligible stock options have a weighted average exercise price of $34.58 per share. The $18.00 per share threshold exercise price of the eligible stock options is approximately 2.1 times the $8.38 per share closing price of our common stock on The Nasdaq Global Select Market on March 31, 2026, shortly before the date on which our Board of Directors authorized the Executive Employee Option Exchange.

Rationale for Executive Employee Option Exchange

Restoration of Performance Incentives and Employee Retention.

The Executive Employee and Employee Option Exchanges are presented as two separate proposals, but together they are designed to achieve the same goal. Our Executive Employees have specialized scientific training and industry experience. We face significant competition for attracting and retaining experienced personnel in our industry, and equity awards are one of the pillars of our incentive compensation. We believe that significantly underwater stock options are less effective as performance incentives because they provide little perceived value to option holders. In order to reduce the overhang and provide retention and motivation to all employees, we have decided that Executive Employees should be eligible to participate in the Executive Option Exchange, as they currently hold approximately 38% of outstanding stock option awards, and excluding them from participating in the option exchange program may limit our ability to fully achieve the objectives of the program with respect to retention and dilution. On March 31, 2026, 72% of our outstanding stock options held by Executive Employees were underwater, and 48% of the outstanding stock options are significantly underwater and would be eligible for exchange if this Proposal 5 is approved. We believe that failure to address this issue in the near to medium term will make it more difficult for us to motivate and retain Executive Employees, which could negatively impact our business and results of operations. As discussed in more detail below, none of the new stock options issued under the Executive Employee Option Exchange will be vested on the date of grant. Stock options issued in the Executive Employee Option Exchange will vest over a two-year period following the date of grant, with 50% vesting one year after the date of grant and the remaining 50% vesting two years after the date of grant. Vesting will be subject to the applicable employee's continued service through each vesting date.

Realignment of Stockholder and Employee Interests.

The Executive Employee Option Exchange is designed to be compatible with the interests of our stockholders. Exchange ratios are intended to result in an approximately "value for value" exchange, meaning that the accounting fair value of replacement options will be approximately equal to the fair value of the surrendered options as measured at a date shortly before the Record Date. We believe that the Executive Employee Option Exchange would support our ability to retain our talented employees and reduce the costs and disruptions associated with employee turnover, thereby allowing our employees to focus on working toward achievement of our strategic priorities. As an alternative to increased cash compensation, the Executive Employee Option Exchange would allow us to focus cash reserves on advancing our pipeline of gene therapy product candidates toward regulatory approval and commercialization.

Reduction of Stock Overhang.

As of March 31, 2026, we had a total of 11,579,090 shares of common stock subject to outstanding stock options under our equity incentive plans, with a range in exercise prices from $5.92 per share to $75.30 per share. As a result, we have developed a significant stock option "overhang" consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Not only do the underwater stock options have diminished employee retentive value, but they also cannot be removed from our equity award overhang until they are exercised, expire, or are otherwise cancelled (for example, after termination of an employee's service with the Company).

This overhang represents potential future dilution that could result over the life of the grants. Pursuant to the Executive Employee Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. The number of shares covered by the new stock options are based on exchange ratios, as described further in the section titled “Exchange Ratios” below, developed using a model to value the old grant of stock options relative to the projected value of the new grant of stock options, such that the new stock options will have a fair value, on an aggregate basis, similar to the fair value of the eligible stock options they replace.

If all eligible stock options are exchanged in the Executive Employee Option Exchange, we estimate that the net reduction in overhang of outstanding stock options would be 11.2% of our stock option overhang and 1.9% of our fully diluted share count, based on 67,829,507 fully diluted shares outstanding as of March 31, 2026 (assuming exercise of all outstanding stock options, vesting of all outstanding restricted stock units and exercise of all outstanding warrants). For additional detail, see “Additional Considerations—Impact of Executive Employee Option Exchange on Number of Options Issued” below

Structure of the Executive Employee Option Exchange

The following is a summary of the terms of the Executive Employee Option Exchange recommended by our Compensation Committee and adopted by our Board of Directors, subject to stockholder approval.

Eligible Participants.

The Executive Employee Option Exchange will be available to Executive Employees who are both employed by us and hold outstanding eligible stock options, other than those employees who have been informed of a future separation date from the Company or its subsidiaries, as of the Executive Employee Option Exchange grant date. Non-employee members of our Board of Directors are not eligible to participate in the Executive Employee Option Exchange. As of March 31, 2026, eligible stock options were held by seven Executive Employees, representing approximately 2% of our employees. Participants in the Executive Employee Option Exchange must continue to be employed by us on the date the surrendered options are cancelled and replacement stock options are granted.

Any Executive Employee holding eligible stock options who elects to participate in the Executive Employee Option Exchange, but whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death, or disability, would retain his or her eligible stock options subject to their existing terms and would not be eligible to receive new stock options in the Executive Employee Option Exchange.

Eligible Stock Options.

An eligible stock option includes any stock option held by an eligible Executive Employee that has an exercise price greater than or equal to $18.00 per share and has been outstanding for at least two years as of the end of the tender offer period. The last stock options granted by the Company with an exercise price greater than or equal to $18.00 per share were granted in January 2024.

As of March 31, 2026, eligible stock options to purchase 2,128,977 shares of common stock under our equity plans were outstanding and held by eligible Executive Employees, with a weighted average exercise price of $34.58 per share and with a weighted average remaining life of 4.8 years. These eligible stock options represent 3.1% of our fully diluted share count as of March 31, 2026, assuming exercise of all outstanding stock options, vesting of all outstanding restricted stock units and exercise of all outstanding warrants. If all of these eligible stock options are exchanged and replaced by new stock options in accordance with the exchange ratios described below under the section heading “Exchange Ratios,” the number of outstanding stock options under our equity plan would be reduced by 1,294,004 shares, representing 1.9% of our fully diluted share count as of March 31, 2026.

Exchange Ratios; Exercise Price of New Options.

The Executive Employee Option Exchange is not a one-for-one exchange. In consultation with an outside advisor, our Compensation Committee developed and recommended, and our Board of Directors endorsed, the exchange ratios for the Executive Employee Option Exchange to result in a fair value of the new stock options that will be similar, on an aggregate basis, to the fair value of the eligible stock options that employees would surrender.

At a date shortly after the Record Date, the final exchange ratios were approved by our Compensation Committee. The exchange ratios are based on the fair value of the eligible stock options (calculated using Black-Scholes option pricing model) within the relevant grant date and exercise price groupings. Calculation of fair value takes into account variables such as the volatility of our stock, interest rates, and the expected terms of our stock options.

We established the exchange ratios by grouping together eligible stock options with similar grant dates and exercise prices. At the time our Board of Directors approved the general design of the Executive Employee Option Exchange, the fair market value of our common stock was $8.53 per share (the closing price of our common stock on The Nasdaq Global Select Market on April 2, 2026).

As shown in the table below, the applicable exchange ratios will vary based on the grant date and exercise price of the eligible stock option.

Grant Date Range	Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted-average Remaining Life (Years)	Exchange Ratio (Surrendered Stock Options to New Stock Options)*
Granted in 2017 and 2018	$18.00 and above	324,769	1.7	7.0 to 1
Granted in 2019 and 2020	$30.00 to $39.99	257,600	3.8	4.5 to 1
	$40.00 and above	315,100	2.9	7.0 to 1
Granted in 2021 to date	$18.00 to $19.99	326,140	7.8	1.25 to 1
	$20.00 to $29.99	329,468	6.8	1.50 to 1
	$30.00 to $39.99	259,700	5.8	2.25 to 1
	$40.00 and above	316,200	4.8	3.50 to 1
Totals		2,128,977	4.8

*The total number of shares of common stock issuable upon exercise of new stock options will be determined by dividing the number of shares underlying the surrendered stock option by the applicable exchange ratio and rounding down to the nearest whole share.

Vesting Schedules for New Options.

New stock option awards will not be vested on the date of grant. All new stock options issued in the Executive Employee Option Exchange will vest over a two-year period following the date of grant, with 50% vesting one year after the date of grant and the remaining 50% vesting two years after the date of grant. Vesting will be subject to the applicable employee's continued service through each vesting date. Vesting will be subject to the applicable employee's continued service through each vesting date.

This new vesting schedule supports the nature of stock options as an incentive vehicle, recognizes the prior services and contributions of eligible employees, and provides us with a valuable additional period of employee retention during an important time for the Company.

Term for New Options.

The new stock options will have a term of eight years from the date of grant.

Timing of Implementation of the Executive Employee Option Exchange.

Our Board intends to consummate the Executive Employee Option Exchange shortly after the receipt of approval by stockholders. Our Board of Directors reserves the right in its discretion to amend, postpone, or, under certain circumstances, cancel the Executive Employee Option Exchange once it has commenced, but the Executive Employee Option Exchange will not be materially amended from the terms described in this proxy statement and in the tender offer statement in a manner that is more beneficial to eligible participants without first seeking additional stockholder approval.

Impact of Executive Employee Option Exchange on Surrendered Options.

The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Executive Employee Option Exchange will become available for future issuance under our 2025 Equity Incentive Plan, which was adopted upon shareholder approval in May 2025. Assuming all eligible Executive Employees participate in the Executive Employee Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 1,294,004 shares of common stock underlying stock options that are surrendered under the Executive Employee Option Exchange but not immediately replaced by new stock options. We believe this potential reduction in stock option overhang will allow us to maximize the value of shares authorized for future issuance under our 2025 Equity Incentive Plan.

Executive Employee Option Exchange Process.

Additional information regarding how we expect to conduct the Executive Employee Option Exchange, provided it is approved by stockholders, is set forth below. We may decide not to implement the Executive Employee Option Exchange even if we obtain stockholder approval, or we may delay, amend, or terminate the Executive Employee Option Exchange once it is in progress. Additionally, while we expect the terms of the Executive Employee Option Exchange to conform to the material terms described in this Proposal 5, we may find it necessary or appropriate to change the terms of the Executive Employee Option Exchange in response to Company policy decisions or to comply with any comments we may receive from the SEC. The final terms of the Executive Employee Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.

Overview of the Executive Employee Option Exchange Process.

We expect to commence the Executive Employee Option Exchange as soon as practicable after the receipt of approval by stockholders at the Annual Meeting. We refer to the date we commence the Executive Employee Option Exchange as the “Executive Employee Option Exchange Commencement Date.” Upon commencement of the Executive Employee Option Exchange, eligible Executive Employees holding eligible stock options will receive a written exchange offer setting forth the terms of the Executive Employee Option Exchange and may voluntarily elect to participate. The written offer will be governed by the tender offer rules of the SEC.

On or before the Executive Employee Option Exchange Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. We will give eligible option holders at least 20 business days to elect to participate in the Executive Employee Option Exchange (i.e., the tender offer period). Eligible option holders may choose which eligible stock options they wish to exchange and may choose not to exchange portions of eligible stock options. Upon completion of the Executive Employee Option Exchange (i.e., the end of the tender offer period), surrendered stock options will be cancelled and new stock options will be granted.

Our equity incentive plans, along with the terms set forth in the applicable award agreements for the new stock options, will govern all terms and conditions of new stock options not specifically addressed by the Executive Employee Option Exchange described in this Proxy Statement, including treatment of the new stock options following termination of employment. Additionally, new stock options granted under the Executive Employee Option Exchange will be non-qualified stock options for U.S. federal income tax purposes.

Election to Participate.

Eligible Executive Employees will receive a tender offer document and will be able to voluntarily elect to participate in the Executive Employee Option Exchange. If you are both a stockholder and an eligible Executive Employee holding stock options that may be subject to the Executive Employee Option Exchange, please note that voting to approve the Executive Employee Option Exchange pursuant to this Proposal 5 does not constitute an election to participate in the Executive Employee Option Exchange.

Additional Considerations.

Impact of Executive Employee Option Exchange on Surrendered Options.

Assuming all eligible Executive Employees participate in the Executive Employee Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 1,294,004 shares of common stock underlying stock options that are surrendered under the Executive Employee Option Exchange but not immediately replaced by new stock options. The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Executive Employee Option Exchange will become available for future issuance under the 2025 Equity Incentive Plan.

The following table illustrates the impact of the Executive Employee Option Exchange, grouped together by exchange ratios for each grant date and exercise price range, on the number of stock options outstanding as of March 31, 2026, assuming that 100% of employees eligible to participate as of March 31, 2026, exchange 100% of their eligible stock options in the Executive Employee Option Exchange.

Grant Date Range	Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted-average Exercise Price per Share	Exchange Ratio	Total New Options Granted	Potential Net Shares*
Granted in 2017 and 2018	$18.00 and above	324,769	$39.89	7.0 to 1	46,394	278,375
Granted in 2019 and 2020	$30.00 to $39.99	257,600	$38.99	4.5 to 1	57,244	200,356
	$40.00 and above	315,100	$45.00	7.0 to 1	45,014	270,086
Granted in 2021 to date	$18.00 to $19.99	326,140	$18.34	1.25 to 1	260,912	65,228
	$20.00 to $29.99	329,468	$22.25	1.50 to 1	219,645	109,823
	$30.00 to $39.99	259,700	$34.31	2.25 to 1	115,422	144,278
	$40.00 and above	316,200	$44.97	3.50 to 1	90,342	225,858
Totals		2,128,977	$34.58		834,973	1,294,004

*The net shares underlying eligible stock options in excess of the shares underlying the new stock options granted in the Executive Employee Option Exchange will become available for future grants under our 2025 Equity Incentive Plan.

Effect on Stockholders

Under the terms of the Executive Employee Option Exchange, the new stock options are meant to have a fair value that will be similar, on an aggregate basis, to the fair value of the cancelled stock options they would replace. While we cannot predict how many Executive Employees will elect to participate in the Executive Employee Option Exchange, assuming that 100% of Executive Employees eligible as of March 31, 2026, participate in the Executive Employee Option Exchange and exchange 100% of their eligible stock options, and based on the approved exchange ratios, eligible stock options to purchase 2,128,977 shares of common stock may be surrendered and cancelled in the Executive Employee Option Exchange, which would result in the Company issuing stock options for 834,973 shares of common stock and would result in a net reduction in our stock option overhang of 1,294,004 shares of common stock equivalent.

Accounting Impact Expected to be Immaterial

The incremental compensation expense associated with the Executive Employee Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock options granted to participants in the Executive Employee Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. The Executive Employee Option Exchange will not result in the reversal of any expenses. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.

Material U.S. Federal Income Tax Consequences of the Executive Employee Option Exchange

The exchange of stock options pursuant to the Executive Employee Option Exchange is expected to be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of our common stock on the grant date. Neither the Company nor the participants in the Executive Employee Option Exchange should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. New stock options granted under the Executive Employee Option Exchange will be non-qualified stock options for U.S. federal income tax purposes.

This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the Executive Employee Option Exchange that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-U.S. tax consequences of participating in the Executive Employee Option Exchange. Each participant is advised to consult his or her personal tax advisor concerning the application of the U.S. federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local, or non-U.S. tax laws before taking any actions with respect to his or her stock options eligible for the Executive Employee Option Exchange. The U.S. Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change. Tax effects may vary in other countries. A more detailed summary of the applicable tax considerations to eligible participants will be provided to them in connection with the offer when it is commenced.

Vote Required

In order for Proposal 5 to pass, the number of votes cast “For” Proposal 5 must exceed the number of votes cast “Against” Proposal 5. Abstentions and broker non-votes will not be counted either “For” or “Against” the proposal and will have no effect on the proposal. If you are both a stockholder and an eligible employee holding eligible stock options, please note that voting for the Executive Employee Option Exchange does not constitute an election to participate in the Executive Employee Option Exchange.

Recommendation of the Board

The Board unanimously recommends a vote “For” the APPROVAL OF A STOCK OPTION EXCHANGE FOR OUR EXECUTIVE EMPLOYEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the close of business on April 1, 2026 (the "Record Date"), by: (i) each person or entity, or group of affiliated persons or entities, that is known by us to beneficially own more than five percent of our outstanding common stock; (ii) each of our directors (including nominees); (iii) each of our named executive officers; and (iv) all of our directors, nominees and executive officers as a group.

The information in the following table is based upon information supplied by our executive officers, directors and principal stockholders and information disclosed in filings with the SEC through the Record Date. Applicable percentage ownership is based on 51,617,233 shares of common stock outstanding at the Record Date.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or restricted stock units held by that person or entity that were exercisable or had vested, as applicable, as of the Record Date or may have been exercised or will have vested, as applicable, within 60 days after the Record Date. We did not deem such shares outstanding, however, for the purpose of computing the percentage beneficially owned by any other person or entity. Unless otherwise indicated, the principal address of each of the stockholders below is c/o REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
Holders of More than 5%:(2)
Redmile Group, LLC(3) One Letterman Drive Building D, Suite D3-300 San Francisco, CA 94129	5,198,830	9.99%
JPMorgan Chase & Co.(4) 383 Madison Avenue New York, NY 10179	3,698,862	7.17%
Entities Affiliated with Allan M. Fox(5) Bryn Mawr Trust Company 20 Montchanin Road Greenville, DE 19807	2,882,466	5.58%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
Directors (Including Nominees) and Named Executive Officers:
Jean Bennett, M.D., Ph.D.(6)	136,539	*
Patrick J. Christmas(7)	487,086	*
Allan M. Fox(8)	3,066,505	5.92%
Alexandra Glucksmann, Ph.D.(9)	171,539	*
A.N. “Jerry” Karabelas, Ph.D.(10)	172,939	*
George Migausky(11)	136,539	*
Kenneth T. Mills(12)	1,987,888	3.74%
Stephen Pakola, M.D.(13)	398,552	*
Curran Simpson(14)	632,393	1.21%
David C. Stump, M.D.(15)	184,039	*
Daniel Tassé(16)	196,539	*
Jennifer Zachary(17)	133,964	*
All directors, nominees and executive officers as a group (14 persons)(18)	7,951,213	14.22%

* Less than one percent of the outstanding shares of common stock.

(1)
Except as indicated otherwise, all persons have represented to the Company that they exercise sole voting power and sole investment power with respect to their shares.
(2)
The Vanguard Group, Inc. (“The Vanguard Group”) previously reported on Amendment No. 9 to the Schedule 13G filed with the SEC on January 21, 2025 that it held sole voting power with respect to 0 shares, shared voting power with respect to 28,985 shares, sole investment power with respect to 2,919,757 shares and shared investment power with respect to 66,195 shares. On March 27, 2026, The Vanguard Group filed Amendment No. 10 to its Schedule 13G reporting that it went through an internal realignment on January 12, 2026 and that certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group. The filing also noted that The Vanguard Group no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions and we have accordingly removed The Vanguard Group from this table. It is possible that such entities may subsequently report that they beneficially own more than 5% of the Company’s outstanding common stock.
(3)
Based in part on Amendment No. 3 to the Schedule 13G filed with the SEC on August 14, 2025 by Redmile Group, LLC (“Redmile Group”). Redmile Group’s beneficial ownership of the common stock of the Company is comprised of shares owned by certain private investment vehicles managed by Redmile Group, including Redmile Biopharma Investments III, L.P., which shares may be deemed beneficially owned by Redmile Group as investment manager of such private investment vehicles. The reported securities may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group. Redmile Group and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. Redmile Group reported beneficial ownership of 4,775,717 shares of the Company's common stock. On March 11, 2024, we completed a registered securities offering (the "March 2024 Offering") in which entities affiliated with Redmile Group, including Redmile Biopharma Investments III, L.P., purchased pre-funded warrants to purchase shares of common stock (the “Pre-funded Warrants”), of which 869,603 Pre-funded Warrants remained outstanding as of the Record Date. The Pre-funded Warrants are immediately exercisable at a price of price of $0.0001 per share to the extent such exercise would not cause (i) the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates and any other persons whose beneficial ownership would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act) to exceed 9.99% of shares of our common stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder (together with its affiliates and any other persons whose beneficial ownership would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act) to exceed 9.99% of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. The amount reflected in the beneficial ownership table includes the 4,775,717 shares of common stock reported as beneficially owned by Redmile Group, and the assumed exercise of 423,113 of the Pre-funded Warrants based on the number of shares of common stock outstanding on the Record Date. Redmile Group reported having sole voting power with respect to 0 shares, shared voting power with respect to all of its beneficially owned shares, sole investment power with respect to 0 shares and shared investment power with respect to all of its beneficially owned shares.
(4)
Based solely on Amendment No. 6 to the Schedule 13G filed with the SEC on February 12, 2025 by JPMorgan Chase & Co. (“JPMorgan Chase”). JPMorgan Chase reported having sole voting power with respect to 3,405,254 shares, shared voting power with respect to 0 shares, sole investment power with respect to 3,698,862 shares and shared investment power with respect to 0 shares.

(5)
Entities include AMF Family Gift Trust LLC, AMF Gift Trust LLC, HBF Gift Trust LLC and Quaker Gray LLC (collectively, the “LLCs”). Mr. Fox maintains voting and investment control over the shares held by the LLCs in his capacity as manager of the LLCs.
(6)
Includes options to purchase 117,485 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(7)
Includes options to purchase 398,571 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(8)
See footnote 5 above for securities ownership information relating to Mr. Fox. Includes options to purchase 164,985 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(9)
Includes options to purchase 152,485 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(10)
Includes options to purchase 153,885 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(11)
Includes options to purchase 117,485 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(12)
Includes options to purchase 1,547,509 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(13)
Includes options to purchase 317,961 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(14)
Includes options to purchase 586,583 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date.
(15)
Includes options to purchase 164,985 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(16)
Includes options to purchase 177,485 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(17)
Includes options to purchase 111,900 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 7,768 RSUs which may vest within 60 days after the Record Date.
(18)
Includes options to purchase 4,237,564 shares of common stock that were exercisable as of the Record Date or may be exercised within 60 days after the Record Date and 69,912 RSUs which may vest within 60 days after the Record Date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the Company has not engaged in any related party transactions for the years ended 2025 and 2024, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than five percent of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered, or will enter, into indemnification agreements with our directors, executive officers and certain key employees. Under these agreements, we agree to indemnify our directors, executive officers and certain key employees against any and all expenses incurred by them in connection with proceedings because of their status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, subject to certain limitations. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by our directors, executive officers and certain key employees in connection with a legal proceeding arising out of their service to us.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and executive officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a related party transaction policy under which our directors and executive officers, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of our Audit Committee, or other independent committee of the Board if it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs, and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are not inconsistent with our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving this Proxy Statement and a related proxy card?

You have received these proxy materials because you owned shares of REGENXBIO common stock at the close of business on April 1, 2026, the record date for the Annual Meeting, and our Board is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting so that you can make an informed decision.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering the Notice in the mail. This method conserves natural resources and reduces our costs, while providing stockholders with a convenient way of accessing the materials and voting. As a result, only stockholders who specifically request a printed copy of the Proxy Statement will receive one. Instead, the Notice instructs stockholders on how to access and review the Proxy Statement and Annual Report over the internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy via telephone or the internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or the internet. If you received a printed set of materials, you may also vote by mail by completing, signing, dating and returning the proxy card.

When you vote, regardless of the method used, you appoint Curran Simpson, our President and CEO, and Patrick J. Christmas, our EVP, Chief Strategy and Legal Officer, as your representatives (or proxyholders) for the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if a matter that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 51,617,233 shares of our common stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of common stock) in connection with the matters set forth in this Proxy Statement.

A list of stockholders entitled to vote will be available at the Annual Meeting and will be accessible for 10 days prior to the Annual Meeting at our principal place of business, 9804 Medical Center Drive, Rockville, Maryland 20850, during ordinary business hours.

What is a stockholder of record and how can I vote if I am a stockholder of record?

If, on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. Stockholders of record may vote via the internet, telephone or mail (if you received a proxy card by mail) as described below. Stockholders also may attend the meeting and vote in person.

•
You may vote by using the internet. The address of the website for internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Easy-to-follow instructions allow you to vote your shares and confirm that your voting instructions have been properly recorded.
•
You may vote by telephone. The toll-free number for telephone voting is noted on the Notice and your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

•
You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. In all cases, your shares will be voted according to your instructions.

What is a beneficial owner of shares and how can I vote if I am a beneficial owner?

If, on the Record Date, your shares of common stock were not held in your name, but rather were held through a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name,” and you will need to submit voting instructions to the institution that holds your shares. If you do not give instructions to your broker, your broker can vote your shares only with respect to “discretionary” items, but not with respect to “non-discretionary” items.

Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name if you have not provided voting instructions. On non-discretionary items for which you do not give your broker instructions, your broker may not vote shares held in street name, which is referred to as a “broker non-vote.” Please see “—What proposals will be voted on at the Annual Meeting and what vote is required to approve each proposal?” below for details regarding broker voting for each proposal.

As a beneficial owner, you are invited to attend the Annual Meeting. If you are a beneficial owner and not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•
You may submit a subsequent proxy via the internet, telephone or mail executed on a later date;
•
You may deliver a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 9804 Medical Center Drive, Rockville, Maryland 20850; or
•
You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you hold your shares in street name, you must contact the bank, broker or other nominee holding your shares and follow their instructions for changing your vote.

What is the quorum requirement?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our Bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the Record Date, there were 51,617,233 shares of common stock outstanding and entitled to vote. Thus, 25,808,617 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker discretionary votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the chairman of the meeting or the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What proposals will be voted on at the Annual Meeting and what vote is required to approve each proposal?

The following table provides a description of the proposals that will be voted on at the Annual Meeting:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1: Election of three Class II directors	FOR	Plurality of Votes Cast	No
Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm	FOR	Majority of Votes Cast	Yes
Proposal 3: Advisory vote on executive compensation	FOR	Majority of Votes Cast	No
Proposal 4: Approval of a stock option exchange for our non-executive employees	FOR	Majority of Votes Cast	No
Proposal 5: Approval of a stock option exchange for our executive employees	FOR	Majority of Votes Cast	No

Plurality of Votes Cast means that, with respect to Proposal 1, the nominees for director receiving the greatest number of votes will be elected. Withheld votes, abstentions and broker non-votes will have no effect on the election of a nominee.

Majority of Votes Cast means that a proposal that receives an affirmative majority of the votes cast will be approved. Abstentions and broker non-votes, if any, will not be counted “For” or “Against” Proposal 3, Proposal 4 or Proposal 5 and will have no effect on the outcome of either proposal. We do not expect to receive broker non-votes for Proposal 2, as banks, brokers and other nominees will have discretionary authority to vote shares for which beneficial owners do not provide voting instructions on that proposal.

Votes on each proposal will be tabulated by the inspector of elections appointed for the meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the individuals named as proxies on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a bank, broker or other nominee, the individuals named as proxies on the proxy card will not be able to vote your shares on any other business that comes before the Annual Meeting unless such individuals receive instructions from you with respect to such other business.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors that serve on the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

What happens if I submit my proxy but do not provide voting instructions?

If you submit a proxy via telephone or the internet or return a signed and dated proxy card without indicating instructions with respect to a specific proposal, your shares will be voted in accordance with the Board’s recommendation for such proposal.

If any other matter is properly presented at the Annual Meeting, the proxyholders for shares voted on the proxy card (i.e., one of the individuals named as proxies on the proxy card) will vote your shares using their best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership as of the Record Date and a form of photo identification, such as a valid driver’s license. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual

Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares in street name, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership.

All bags, briefcases and packages will be held at registration and will not be allowed in the Annual Meeting. We will not permit the use of cameras (including cell phones and other devices with photographic capabilities) or other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. We expect to report final voting results in a Current Report on Form 8‑K filed with the SEC no later than the fourth business day after the Annual Meeting.

How can I find the Company’s proxy materials on the internet?

This Proxy Statement and the Annual Report are available at our website at www.regenxbio.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov and may access these materials at www.proxyvote.com. Website addresses referenced herein are intended to provide inactive, textual references only, and the information on these websites is not part of this Proxy Statement.

How do I obtain a separate set of the Company’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address receive only one copy of the Notice. This practice is called “householding” and is designed to conserve natural resources and save printing and postage costs by reducing duplicate mailings. If you would like to have a separate copy of the Notice, the Annual Report or this Proxy Statement mailed to you or receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies of proxy materials at the same address may wish to receive only one copy. If you would like to receive only one copy, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials electronically?

Yes. This Proxy Statement and the Annual Report are available on our website at www.regenxbio.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an e-mail that provides a link to our future annual reports and proxy materials on the internet. If you opt to receive your proxy materials electronically, you will receive an automatic link to the proxy voting site. In addition, electing to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and reduce the environmental impact of our annual meetings of stockholders.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for our 2027 annual meeting of stockholders:

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2027 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a‑8 promulgated under the Exchange Act. To be eligible for inclusion in the Company’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 15, 2026, which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with our Bylaws and Rule 14a‑8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of our 2027 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for our 2027 annual meeting of stockholders. Such proposals should be sent to REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850, Attention: Corporate Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials

Stockholders who wish to nominate persons for election to the Board at our 2027 annual meeting of stockholders or who wish to present a proposal at our 2027 annual meeting of stockholders, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Corporate Secretary at our principal executive offices no earlier than January 29, 2027, which is the 75th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting, and no later than February 28, 2027, which is the 45th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting. However, if we change the date of our 2027 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to our 2027 annual meeting of stockholders or (b) the 10th day following the day we first publicly announce the date of our 2027 annual meeting of stockholders. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our Bylaws. In addition to satisfying the foregoing requirements under the Company’s Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act and otherwise comply with the requirements of Rule 14a-19. If the stockholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2027 annual meeting of stockholders. Such nominations or proposals should be sent to REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850, Attention: Corporate Secretary.

Copy of Amended and Restated Bylaws

You may request a copy of our Bylaws to be delivered to you at no charge by writing to the Company’s Corporate Secretary at REGENXBIO Inc., 9804 Medical Center Drive, Rockville, Maryland 20850, Attention: Corporate Secretary. In addition, we have filed a copy of our Bylaws as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 which may be accessed without charge on our website at www.regenxbio.com and the SEC’s website at www.sec.gov. The information contained on our website, and in all references to our website within this Proxy Statement, shall not be deemed incorporated by reference in this Proxy Statement or in any other filing we make under the Exchange Act.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

It is important that your proxies be returned promptly and that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or vote your shares before the Annual Meeting by telephone or over the internet so your shares will be represented at the Annual Meeting.

The form of proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to stockholders by its authority.

CONTACT INFORMATION FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares, please contact:

Investor Relations

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Telephone: (240) 552-8181

If you need additional copies of this proxy statement or voting materials, you should contact Investor Relations as described above. A copy of our Annual Report will be sent without charge to any stockholder who requests in writing, addressed to Investor Relations as described above. Our Annual Report may also be obtained via the internet at www.proxyvote.com.

REGENXBIO INC. 9804 MEDICAL CENTER DRIVE ROCKVILLE, MD 20850 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V92512-P51733 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY All For Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR all the nominees listed in Item 1: 1. Election of three Class II Directors Nominees: 01) Jean Bennett, M.D., Ph.D. 02) A.N. "Jerry" Karabelas, Ph.D. 03) Daniel Tassé The Board of Directors recommends you vote FOR Items 2, 3, 4 and 5: 2. To ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the year ending December 31, 2026. 3. Advisory vote on the compensation paid to the Company’s executive employees. 4. To approve a stock option exchange for our non-executive employees. 5. To approve a stock option exchange for our executive employees. NOTE: Other business may be considered as may properly come before the meeting and any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V92513-P51733 REGENXBIO INC. Annual Meeting of Stockholders May 29, 2026 This Proxy is Solicited on Behalf of the Board of Directors The stockholder(s) hereby appoint(s) Curran Simpson and Patrick J. Christmas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REGENXBIO Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2026 at 9:00 a.m. Eastern Time, at 9804 Medical Center Drive, Rockville, Maryland 20850, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies will vote in their discretion upon any and all other matters that may properly come before the meeting and any adjournment or postponement thereof. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE